Filed Pursuant to Rule 424(b)(5)
Registration No. 333-166662
PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 20, 2011)

12,000 Shares of 8% Non-Cumulative Convertible Preferred Stock, Series 2011

Subscription Rights to Purchase up to 12,000 Shares of

8% Non-Cumulative Convertible Preferred Stock, Series 2011

1,500,000 Shares of Common Stock Issuable upon Conversion of the Preferred Stock

We are distributing to our common shareholders, free of charge, non-transferable subscription rights to purchase shares of our 8% Non-Cumulative Convertible Preferred Stock, Series 2011 (“Series 2011 Preferred Stock”). You will receive one subscription right for every full share of our common stock that you hold of record as of 5:00 p.m., Eastern Time, on July 1, 2011.

Each subscription right will entitle you to purchase 0.002 shares of our Series 2011 Preferred Stock at a price of $500 per whole share. We will not issue any fractional shares of our Series 2011 Preferred Stock; however, you will be entitled to purchase at least one share of our Series 2011 Preferred Stock regardless of the number of shares of common stock that you own or the number of subscription rights you receive.  Shareholders receiving rights to purchase a fractional amount (in excess of one whole share) of Series 2011 Preferred Stock will be entitled to purchase the number of shares equal to such fractional amount rounded down to the nearest whole number.  We refer to this as the basic subscription privilege. If you fully exercise your basic subscription privilege for all of the shares that you hold of record and other shareholders do not fully exercise their basic subscription privilege, then you may be entitled to exercise an over-subscription opportunity to purchase unsubscribed shares, subject to the conditions and limitations described later in this prospectus supplement, at the same price of $500 per whole share.  To the extent you properly exercise your over-subscription opportunity for an amount of shares that exceeds the number of unsubscribed shares available to you, any excess subscription payments received will be returned promptly, with interest.  We are distributing subscription rights exercisable for up to 12,000 shares of our Series 2011 Preferred Stock. To the extent shares of our Series 2011 Preferred Stock are not fully-subscribed by those shareholders with basic subscription rights, we reserve the right to issue unsubscribed shares to accommodate over-subscription requests in the rights offering and/or to facilitate sales of shares to new investors in a supplemental offering that we may undertake following the rights offering.

We will pay interest to you on your subscription funds while held in escrow at a rate of 8% per annum.  Interest will be paid on subscription funds regardless of whether the rights offering is completed or whether individual subscriptions are rejected in whole or part.

Your subscription rights may be exercised at any time during the period starting on July 26, 2011 and ending at 5:00 p.m., Eastern Time, on September 15, 2011, unless we extend the rights offering period, which we may do in our sole discretion. You should carefully consider whether to exercise your rights before the expiration of the rights offering period. The exercise of your subscription rights is irrevocable and our board of directors makes no recommendation as to whether you should exercise your rights. Your subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on any stock exchange or trading market.

We reserve the right to negotiate and enter into standby purchase agreements with certain institutional investors and high net-worth individuals, or standby purchasers, pursuant to which purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any shares of our Series 2011 Preferred Stock offered to our current shareholders, but not subscribed for in this rights offering.

At the expiration of the rights offering, and after taking into consideration all over-subscription requests and any shares sold to standby purchasers, we may sell shares of our Series 2011 Preferred Stock to the public at $500 per share in the supplemental offering.  We anticipate that, if we offer shares in the supplemental offering, we will give preference to individual investors who reside or operate businesses in our current or prospective market area and to our employees. We may also offer shares of the Series 2011 Preferred Stock in the supplemental offering to a limited number of institutional investors.  Under no circumstances will we issue more than 12,000 shares in the combined rights and supplemental offerings.  The supplemental offering will end on September 30, 2011, subject to extension in our sole discretion.

We may cancel the rights offering or the supplemental offering, or both, at any time and for any reason.  If we cancel either offering, the subscription agent will return all subscription payments it has received for the cancelled offering with interest.

The shares of our Series 2011 Preferred Stock are being offered in both the rights offering and the supplemental offering directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the NASDAQ Capital Market under the symbol “SMMF.”  On July 25, 2011, the closing sale price for our common stock was $2.64 per share.  We do not intend to list the Series 2011 Preferred Stock on any stock exchange or trading market or on the OTC Bulletin Board.

An investment in our Series 2011 Preferred Stock involves risks.  You should carefully consider all of the information set forth in this prospectus supplement and the accompanying prospectus, including the risk factors beginning on page S-17 of this prospectus supplement and on page 7 of the accompanying prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus supplement and the accompanying prospectus before exercising your subscription rights.  See the section of this prospectus supplement entitled, “Incorporation of Certain Information by Reference.”

________________________________________________________________________________________________________________________________________________________________________________

	Per Share	Total
Public offering price	$500	$6,000,000
Proceeds, before expenses, to us	$500	$6,000,000

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

As of July 25, 2011, the aggregate market value of our outstanding voting and nonvoting common equity held by non-affiliates is $18,701,422.  We have not offered any securities pursuant to General Instruction I.B.6. to Form S-3 during the prior 12 calendar month period ending on, and including, July 26, 2011.

ii

Table of Contents

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	S-2

SUMMARY OF THE RIGHTS OFFERING	S-10

SUMMARY DESCRIPTION OF OUR SERIES 2011 PREFERRED STOCK	S-15

RISK FACTORS	S-17

REGULATORY CONSIDERATIONS	S-23

USE OF PROCEEDS	S-23

MARKET FOR SHARES OF OUR SERIES 2011 PREFERRED STOCK AND 2009 PREFERRED STOCK	S-24

PRICE RANGE OF COMMON STOCK	S-24

DIVIDEND POLICY	S-24

THE RIGHTS OFFERING	S-25

THE SUPPLEMENTAL OFFERING	S-37

DESCRIPTION OF SERIES 2011 PREFERRED STOCK	S-39

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-51

LEGAL MATTERS	S-59

EXPERTS	S-59

WHERE YOU CAN FIND MORE INFORMATION	S-59

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-60

Unless otherwise indicated, you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. When you make a decision about whether to invest the securities offered hereby, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate only as of the date of the applicable document. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

iii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” below.

As used in this prospectus supplement, the terms “Summit Financial,” “the Company,” “we,” “our,” and “us” refer to Summit Financial Group, Inc. and our consolidated subsidiaries, unless the context indicates otherwise. This prospectus supplement and the accompanying prospectus include our trademarks and other trade names identified herein.  All other trademarks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering, any offering to standby purchasers and the offering of unsubscribed shares to the public. The answers are based on selected information included elsewhere in this prospectus supplement and the accompanying prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus supplement and the accompanying prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the Series 2011 Preferred Stock, the common stock issuable upon conversion of the Series 2011 Preferred Stock and our business.

What is being offered in the rights offering?

We are distributing, at no cost or charge to our common shareholders, subscription rights to purchase shares of our Series 2011 Preferred Stock.  These rights may be exercised only by the common shareholders to whom they are distributed, and may not be sold, transferred or assigned to anyone else.  Holders of our common stock will receive one subscription right for every full share of common stock held of record as of 5:00 p.m., Eastern Time on July 1, 2011, the record date of the rights offering.  The subscription rights will be evidenced by subscription rights certificates.  Each subscription right will entitle you to purchase 0.002 shares of our Series 2011 Preferred Stock at a subscription price equal to $500 per whole share. We will not issue any fractional shares of our Series 2011 Preferred Stock; however, you will be entitled to purchase at least one share of our Series 2011 Preferred Stock regardless of the number of subscription rights you receive.  Shareholders receiving rights to purchase a fractional amount (in excess of one whole share) of Series 2011 Preferred Stock will be entitled to purchase the number of shares equal to such fractional amount rounded down to the nearest whole number.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Why are we conducting the rights offering?

We are conducting the rights offering as a way of raising equity capital in a cost-effective manner that gives all of our common shareholders an opportunity to participate.  This additional equity capital will be used to strengthen our capital base and for general corporate purposes.  See also the section of this prospectus supplement entitled, “Use of Proceeds.”  In authorizing the rights offering, our board of directors evaluated our current rate of growth and our projected future need for additional capital to maintain such growth.  Our board of directors also considered other alternatives available for raising equity capital, including an underwritten public offering of our common stock, and determined that the rights offering, accompanied by the concurrent supplemental offering, was in the best interests of the Company and our shareholders.

How was the subscription price determined?

We retained The Bank Advisory Group, LLC (“BAG”) to independently determine the fair value of our Series 2011 Preferred Stock.  BAG delivered to our board of directors its written opinion, dated July 26, 2011, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the subscription price of $500 per whole share of Series 2011 Preferred Stock is fair, from a financial point of view, to our shareholders.  You should read the fairness opinion in its entirety, along with the discussion under the section of this prospectus supplement entitled “Opinion of Financial Advisor.”  In addition, in determining the subscription price, our board of directors considered a number of factors, including:

•
the size and timing of the rights offering and the our shareholders might be willing to participate in a rights offering offered on a pro rata basis to all shareholders with an over-subscription opportunity; and

•	the price at which shares of our 8% Non-Cumulative Convertible Preferred Stock, Series 2009 (“Series 2009 Preferred Stock”) was sold in a September 2009 private placement.

•
The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our Series 2011 Preferred Stock at the time the rights offering was approved by our Board or during the rights offering period.  We cannot assure you that the trading price of our Series 2011 Preferred Stock or the trading price of the common stock issuable upon conversion of the Series 2011 Preferred Stock will not decline during or after the rights offering.  We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.  We do not intend to change the subscription price in response to changes in the trading price of our Series 2011 Preferred Stock or the underlying common stock prior to the closing of the rights offering.

What is the basic subscription privilege?

For each right that you own, you will have a basic subscription privilege to buy from us 0.002 shares of our Series 2011 Preferred Stock.  We will not issue any fractional shares of our Series 2011 Preferred Stock, however, you will be entitled to purchase at least one share of our Series 2011 Preferred Stock at the subscription price regardless of the number of subscription rights you receive.  Shareholders receiving rights to purchase a fractional amount (in excess of one whole share) of Series 2011 Preferred Stock will be entitled to purchase the number of shares equal to such fractional amount rounded down to the nearest whole number.  You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights. For example, if you owned 5,000 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would receive 5,000 subscription rights and would have the right to purchase ten shares of our Series 2011 Preferred Stock for $500 per share with your basic subscription privilege (i.e., 5,000 subscription rights x 0.002 = 10 shares of Series 2011 Preferred Stock).

If you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights and would have the right to purchase one share of our Series 2011 Preferred Stock for $500 per share with your basic subscription privilege (i.e., 100 subscription rights x 0.002 = 0.2; however, all shareholders are entitled to purchase at least one share of Series 2011 Preferred Stock).

If you owned 5,924 shares of our common stock on the record date, you would receive 5,924 subscription rights and would have the right to purchase 11 shares of our Series 2011 Preferred Stock for $500 per share with your basic subscription privilege (i.e., 5,924 subscription rights x 0.002 = 11.8; however, all fractional amounts above one are rounded down to the nearest whole number).

What is the over-subscription opportunity?

If you exercise your basic subscription privilege in full (i.e., if you exercise all of the subscription rights granted to you pursuant to your basic subscription privilege as described herein), you, together with other shareholders that exercise their basic subscription privilege in full, will be entitled to subscribe to purchase additional shares of our Series 2011 Preferred Stock subject to certain conditions and limitations.   The subscription price per share that applies to the over-subscription opportunity is the same subscription price per share that applies to the basic subscription privilege.

What are the limitations on the over-subscription opportunity?

We reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.  Subject to this right, we will honor over-subscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If over-subscription requests exceed the shares of Series 2011 Preferred Stock that are available to satisfy the requests, then, subject to our right to reject in whole or in part any over-subscription request, we will allocate the available shares pro rata based on the number of shares of our Series 2011 Preferred Stock each over-subscribing shareholder has subscribed for pursuant to their over-subscription opportunity as compared to the total number of shares of our Series 2011 Preferred Stock subscribed for by all over-subscribing shareholders under the over-subscription opportunity.  Any excess subscription payments will be returned, with interest, as soon as practicable after the completion of the rights offering.

What will happen if less than all of the subscription rights are exercised?

We reserve the right to negotiate and enter into standby purchase agreements with institutional investors and high net-worth individuals, or standby purchasers.  Under these agreements, purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any shares of our Series 2011 Preferred Stock that our current shareholders do not subscribe for in this rights offering.  We can make no assurance that we will enter into any standby purchase agreements and sell additional shares.  If we do enter into standby purchase agreements, however, your ownership interest in the Company may be diluted as a result of these purchases if you do not exercise your subscription rights.

In the event shares of Series 2011 Preferred Stock remain available for sale after taking into account the exercise of basic subscription rights and such over-subscription requests as we choose to satisfy and purchases by any standby purchasers, we may offer those remaining shares to the public at the $500 per share subscription price in the supplemental offering.  We anticipate that, if we offer shares of our Series 2011 Preferred Stock in the supplemental offering, we will give preference to individual investors who reside or operate businesses in our current or prospective market areas and to our employees.  We may also offer shares in the supplemental offering to a limited number of institutional investors.

Will standby purchasers receive any compensation for their commitments?

No.  We will not offer or pay compensation to standby purchasers.

Am I required to exercise the rights I receive in the rights offering?

No.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  However, if you choose not to fully exercise your basic subscription privilege and other shareholders fully exercise their basic subscription privilege or we sell shares of the Series 2011 Preferred Stock to standby purchasers, then upon conversion of the Series 2011 Preferred Stock, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights will likewise be diluted.  In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to subscribe to purchase additional shares of our Series 2011 Preferred Stock pursuant to the over-subscription opportunity, and assuming conversion of the Series 2011 Preferred Stock or the sale of shares of Series 2011 Preferred Stock to standby purchasers, your ownership percentage in our common stock and related voting and other rights may be further diluted.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time during the subscription period, which commences on July 26, 2011, through the expiration date for the rights offering, which is 5:00 p.m., Eastern Time, on September 15, 2011.  If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you at or prior to the expiration date.  Although we have the option of extending the expiration date of the subscription period at our sole discretion, we do not currently intend to do so.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone else.

Are we requiring a minimum subscription to complete the rights offering?

 No.

Are there any limitations on the number of subscription rights I may exercise in the rights offering?

You may purchase only (i) 0.002 shares of Series 2011 Preferred Stock multiplied by the number of basic subscription rights distributed to you in the rights offering (ii) rounded down to the nearest whole number (except in the event of recipients of less than  500 subscription rights, which in such case you will be entitled to purchase one share of Series 2011 Preferred Stock), (iii) plus up to the number of shares of our Series 2011 Preferred Stock that may be made available pursuant to the over-subscription opportunity.  Accordingly, the number of shares of Series 2011 Preferred Stock you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other shareholders exercise their subscription rights, including any over-subscription requests, as well as by our determination as to the number of shares, if any, that we will offer to sell to standby purchasers or new investors in the supplemental offering.

In addition, under applicable federal and state banking laws, any purchase of shares that are convertible into shares of our common stock, such as the Series 2011 Preferred Stock, may require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning a controlling interest in our Company.

Are there any other conditions to the completion of the rights offering?

Yes.   The completion of the rights offering is subject to the conditions described in the subsection of this prospectus supplement entitled, “The Rights Offering—Conditions and Cancellation.”

Can the rights offering be cancelled?

Yes.  We may cancel the rights offering at any time prior to the expiration date for any reason.  If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, with interest, as soon as practicable to those persons who have subscribed for shares in the rights offering.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription request), to the subscription agent before 5:00 p.m., Eastern Time, on September 15, 2011.  If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription right and, if applicable, any over-subscription request that we have accepted to the fullest extent possible based on the amount of the payment received.  If the payment exceeds the subscription price for the full exercise of your basic subscription right and any applicable over-subscription request that we have accepted, or if you subscribe for more shares than you are eligible to purchase pursuant to the over-subscription opportunity, then the excess will be returned to you as soon as practicable.  You will receive interest on any payments refunded to you under the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering.  If the rights offering is not completed, the subscription agent will return all subscription payments, with interest, as soon as practicable.  If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price for the full number of shares of Series 2011 Preferred Stock you wish to acquire under the basic subscription privilege and any over-subscription request by delivering to the subscription agent a certified or cashier’s check, a bank draft drawn on a U.S. bank, a U.S. postal or express money order or a personal check that clears before the expiration date of the rights offering.  If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares of our common stock that you own.  The record holder must exercise the subscription rights on your behalf for the shares of our Series 2011 Preferred Stock that you wish to purchase.

We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.  You should complete and return to your record holder the form entitled, “Beneficial Owner Election Form.”  You should receive this form from your record holder with the other rights offering materials.

If you wish to participate in the rights offering and purchase shares of our Series 2011 Preferred Stock, please contact the record holder of your shares promptly.  Your bank, broker or other nominee holder is the holder of the shares you own and must exercise the subscription rights on your behalf for shares you wish to purchase.

Will the shares of Series 2011 Preferred Stock I acquire in the rights offering be subject to any shareholder agreement restricting my ability to sell or transfer my new shares of Series 2011 Preferred Stock or the common stock issuable upon conversion of the Series 2011 Preferred Stock?

No.  You will not be subject to any shareholder agreement that restricts your ability to sell or transfer any new shares of the Series 2011 Preferred Stock acquired by you in the rights offering or the common stock issuable upon conversion of the Series 2011 Preferred Stock.  Shareholders who are directors, officers and other employees of Summit Financial or Summit Community Bank, Inc. (“Summit Community Bank”), may be subject to certain trading restrictions with respect to shares that they own or control under the terms of our equity compensation plans and other internal corporate policies and procedures, but any of these restrictions are applicable independent of whether the shares are purchased in the rights offering.

After I exercise my subscription rights, can I change my mind?

No.  All exercises of subscription rights are irrevocable by the shareholders, even if you later learn information about us that you consider unfavorable.  You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of Series 2011 Preferred Stock offered pursuant to the rights offering.  However, we may cancel, extend or otherwise amend the rights offering at any time prior to the expiration date.

Does exercising my subscription rights involve risk?

Yes.  The exercise of your subscription rights involves risks.  Exercising your subscription rights involves the purchase of shares of our Series 2011 Preferred Stock and should be considered as carefully as you would consider other equity investments.  Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Has our board of directors made a recommendation to our shareholders regarding the rights offering?

No.  Our board of directors is making no recommendations regarding your exercise of the subscription rights.  Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our Series 2011 Preferred Stock or the trading price for shares of our common stock issuable upon conversion of the Series 2011 Preferred Stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.  You should carefully read the sections entitled, “Risk Factors” in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights.  If you exercise your subscription rights through a broker or other record holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?

The subscription agent will hold subscription rights certificates for shareholders having addresses outside the United States or who have an army post office or foreign post office address.  In order to exercise subscription rights, our foreign shareholders and shareholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described below in the subsection of this prospectus supplement entitled “The Rights Offering—Foreign and Other Shareholders.”

When will I receive my new shares of Series 2011 Preferred Stock?

All shares of our Series 2011 Preferred Stock that you purchase in the rights offering will be evidenced by a stock certificate.  When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of Series 2011 Preferred Stock purchased pursuant to the basic subscription privilege.  Shares purchased pursuant to the over-subscription opportunity will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests.

Will the subscription rights be listed on a stock exchange or trading market?

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board.  We do not expect that shares of our Series 2011 Preferred Stock will be listed on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board.  Our common stock trades on the NASDAQ Capital Market under the symbol “SMMF.”  We expect that the shares of common stock to be issued upon conversion of our Series 2011 Preferred Stock will also be listed on the NASDAQ Capital Market under the same symbol.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws.  You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws.  See the section of this prospectus supplement entitled, “Certain Material U.S. Federal Income Tax Considerations.”

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering.  If you do not exercise your basic subscription privilege and the rights offering is completed, the number of shares of our common stock you own will not change, but upon any conversion of the Series 2011 Preferred Stock, your percentage ownership of our total outstanding common stock will decrease because shares will be received upon such conversion by other shareholders who have purchased Series 2011 Preferred Stock in the rights offering or by standby purchasers or  investors who have purchased Series 2011 Preferred Stock in the supplemental offering.  In addition, if you exercise your basic subscription privilege in full but do not exercise your over-subscription opportunity in full and other shareholders fully exercise their basic subscription right and over-subscription opportunity and/or additional shares are sold to standby purchasers or in the supplemental offering, then assuming conversion of the Series 2011 Preferred Stock, the percentage of our common stock owned by all of these other shareholders will increase.

How many shares of Series 2011 Preferred Stock will be outstanding after the rights offering?

We will issue up to 12,000 shares of our Series 2011 Preferred Stock in the rights offering, depending on the number of basic subscription rights that are exercised.   To the extent shares are not fully-subscribed by those shareholders holding basic subscription rights, we reserve the right to issue unsubscribed shares to accommodate over-subscription requests in the rights offering and/or to facilitate sales of shares to new investors in a supplemental offering that we may undertake following the rights offering. However, there will be no more than 12,000shares of Series 2011 Preferred Stock outstanding following the completion of the combined rights and supplemental offerings.

How many shares of common stock would be outstanding after conversion of the Series 2011 Preferred Stock?

As of July 1, 2011, there were 7,425,472 shares of our common stock outstanding.  As of July 1, 2011, there were 3,710 shares of our Series 2009 Preferred Stock outstanding.  If we issue all 12,000 shares of Series 2011 Preferred Stock available for the exercise of basic subscription rights in the rights offering, on a pro-forma basis as of July 1, 2011, there would be 9,600,017 shares of our common stock outstanding assuming conversion of all of the Series 2011 Preferred Stock and all of our Series 2009 Preferred Stock.

How much money will we receive from the rights offering?

The net proceeds to us will depend on the number of subscription rights that are exercised in the rights offering, including over-subscription requests, and whether additional shares are sold to standby purchasers or in the supplemental offering.  If we issue all 12,000 shares of Series 2011 Preferred Stock available for the exercise of basic subscription rights in the rights offering and to satisfy over-subscription requests and/or to facilitate sales of shares to new investors in the supplemental offering, if any, the net proceeds to us, after deducting estimated offering expenses, will be approximately $5.9 million. We estimate that the expenses of the combined rights and supplemental offerings will be approximately $100,000.  We intend to use the net proceeds to strengthen our capital base and for general corporate purposes. See the section of this prospectus supplement entitled, “Use of Proceeds.”

Who should I contact if I have more questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact Mr. Robert Tissue, Summit Financial Group, Inc., 300 North Main Street, Moorefield, West Virginia 26836, which is the address of our principal executive offices.  Mr. Tissue’s direct telephone number is (304) 530-0552, and his email address is rtissue@summitfgi.com.

If I am not a shareholder but wish to subscribe for shares of common stock in the supplemental offering, what do I do?

We will accept subscriptions for unsold shares of our Series 2011 Preferred Stock during the pendency of the rights offering.  Upon completion of the rights offering, subscriptions for the shares of Series 2011 Preferred Stock offered in the supplemental offering may be accepted by us on such basis as we may determine in our sole discretion, subject to the availability of shares after we have satisfied all basic subscription rights that have been properly exercised and any over-subscription requests that we have accepted in the rights offering.  We reserve the right to accept or reject in whole or in part any subscription we receive in the supplemental offering.  All subscription proceeds we receive in the supplemental offering will be deposited in a segregated interest-bearing account maintained by the escrow agent until the time that we accept or reject those subscriptions. The supplemental offering will commence concurrently with the rights offering on July 26, 2011 and will continue for approximately fifteen days following the expiration date for the rights offering, or until 5:00 p.m., Eastern Time, on September 30, 2011, subject to extension in our sole discretion.  In the event the supplemental offering is cancelled, all subscription payments we received will be returned, with interest, as soon as practicable.

Is the supplemental offering subject to any minimum or maximum subscription amount?

You must subscribe for at least 100shares of Series 2011 Preferred Stock in the supplemental offering, although we may choose to waive this minimum investment amount in our sole discretion.  There is no maximum amount of shares you can subscribe for as long as we have shares remaining available for sale after our rights offering is completed.  You may not revoke or change your subscription after you have submitted your subscription agreement. We may choose to reject your subscription entirely or accept it for only a portion of the shares for which you subscribe.

In addition, under applicable federal and state banking laws, any purchase of shares that are convertible into shares of our common stock, such as the Series 2011 Preferred Stock, may require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning a controlling interest in our Company.

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SUMMARY OF THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete.  See the section of this prospectus supplement entitled, “The Rights Offering” for a more detailed description of the terms and conditions of the rights offering.

Issuer	Summit Financial Group, Inc., a West Virginia corporation.
Securities Offered
We are distributing at no cost or charge to you, one subscription right for every full share of common stock that you owned as of 5:00 p.m., Eastern time, on the record date, July 1, 2011, either as a holder of record or, in the case of shares held of record by brokers, custodian banks or other nominees on your behalf, as beneficial owner of the shares.  These rights may be exercised only by you, and cannot be sold, transferred or assigned to anyone else.

Basic Subscription Privilege
For each subscription right that you own, you will have a basic subscription privilege to buy from us 0.002 shares of our Series 2011 Preferred Stock at the subscription price.  We will not issue any fractional shares of our Series 2011 Preferred Stock; however, you will be entitled to purchase at least one share of our Series 2011 Preferred Stock regardless of the number of shares of common stock that you own or the number of subscription rights you receive.  Shareholders receiving rights to purchase a fractional amount (in excess of one whole share) of Series 2011 Preferred Stock will be entitled to purchase the number of shares equal to such fractional amount rounded down to the nearest whole number.  You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Over-Subscription Opportunity
If you exercise your basic subscription privilege in full, you will also have an opportunity to subscribe to purchase any offered shares of our Series 2011 Preferred Stock that our other subscription rights holders do not purchase under their basic subscription privilege.   The subscription price for shares purchased pursuant to the over-subscription opportunity will be the same as the subscription price for the basic subscription privilege.

We reserve the right to reject in whole or in part any or all over-subscription requests, and we may choose to issue some or all of the shares that we may issue beyond the number necessary to satisfy properly exercised basic subscription rights solely to new investors in the supplemental offering.

If we receive over-subscription requests for more shares than we have made available to be purchased pursuant to such requests, then, subject to our right to reject in whole or in part any over-subscription requests, we will allocate the shares of our Series 2011 Preferred Stock to be issued pursuant to the exercise of the over-subscription requests pro rata among those over-subscribing shareholders.

“Pro rata” means in proportion to the number of shares of our Series 2011 Preferred Stock each over-subscribing shareholder has subscribed for under their over-subscription opportunity as compared to the total number of shares of our Series 2011 Preferred Stock subscribed for by all over-subscribing shareholders under the over-subscription opportunity.  If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, with interest, that you delivered for those shares of our Series 2011 Preferred Stock that are not allocated to you.  Such refunds will be mailed as soon as practicable after the completion of the offering.

Standby Purchase Agreements
We may negotiate and enter into standby purchase agreements with standby purchasers.  Under these agreements, purchasers would agree to acquire from us, at the same subscription price offered to shareholders, any shares offered to our current shareholders but not subscribed for in this rights offering.  If we enter into standby purchase agreements, the subscription price, the aggregate number of shares to be sold in the rights offering and the number of shares available for issuance upon the exercise of subscription rights will not change.  See the section of this prospectus supplement entitled, “The Rights Offering - Standby Purchasers.”

Subscription Price
The subscription price per whole share of Series 2011 Preferred Stock will be equal to $500.  To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date	July 1, 2011.
Expiration Date
The subscription rights will expire at 5:00 p.m., Eastern Time, on September 15, 2011, unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion.

Supplemental Offering
If shares of Series 2011 Preferred Stock remain available for sale after the closing of the rights offering, our officers and directors may offer and sell those remaining shares to the public on a best efforts basis at the $500 per share subscription price. We anticipate that, if we offer shares in the supplemental offering, we will give preference to individual investors who reside or operate businesses in our current or prospective market area and to our employees.  We may also offer shares in the supplemental offering to a limited number of institutional investors.

Procedure for Exercising Subscription Rights
The subscription rights may be exercised at any time during the subscription period, which commences on July 26, 2011. To exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of an over-subscription request), to the subscription agent, Registrar and Transfer Company, before 5:00 p.m., Eastern Time, on September 15, 2011, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

Net Proceeds of the Offering
The net proceeds to us will depend on the number of subscription rights that are exercised, including over-subscription requests, and the number of shares, if any, that are sold in the supplemental offering.  If we issue all 12,000 shares of our Series 2011 Preferred Stock available for the exercise of basic subscription rights in the rights offering and to satisfy over-subscription requests and/or to facilitate sales of shares to new investors in the supplemental offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $5.9 million.  We estimate that the expenses of the combined rights and supplemental offerings will be approximately $100,000.  We intend to use the net proceeds to strengthen our capital base and for general corporate purposes.  See the section of this prospectus supplement entitled, “Use of Proceeds.”

Non-Transferability of Subscription Rights
The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board.

No Revocation of Exercise by Shareholders
All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable.  You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of Series 2011 Preferred Stock offered pursuant to the rights offering.

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described in the section of this prospectus supplement entitled, “The Rights Offering—Conditions and Cancellation.”
Amendment; Cancellation
We may amend the terms of the rights offering or extend the rights offering period.  We also reserve the right to cancel the rights offering at any time prior to the expiration date for any reason.  If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, with interest, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board Recommendation
Our board of directors is making no recommendations regarding your exercise of the subscription rights.  You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.  See the section of this prospectus supplement entitled, “Risk Factors.”

Issuance of Series 2011 Preferred Stock
If you purchase shares of our Series 2011 Preferred Stock in the rights offering, we will issue to you a certificate representing those shares as soon as practicable after the completion of the rights offering.

Listing of Series 2011 Preferred Stock and the Underlying Common Stock	We do not plan to list any shares of our Series 2011 Preferred Stock for trading on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board.

Our common stock trades on the NASDAQ Capital Market under the symbol “SMMF,” and we expect that the shares to be issued upon conversion of the Series 2011 Preferred Stock will also be listed on the NASDAQ Capital Market under the same symbol.

Certain Material U.S. Federal Income Tax Considerations
The receipt and exercise of your subscription rights should generally not be taxable under U.S. federal income tax laws.  However, you should seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws.  See the section of this prospectus supplement entitled, “Certain Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attn: Reorg./Exchange Dept.
Payment of Interest on Subscription Funds
We will pay interest to subscribers on their subscription funds at a rate of 8% per annum.  Interest will be paid on subscription funds regardless of whether the rights and supplemental offerings are completed or individual subscriptions are rejected in whole or part.  See the section of this prospectus supplement entitled, “The Rights Offering--Escrow Arrangements; Return of Funds; Interest on Subscription Funds.”

Shares of Series 2011 Preferred Stock, Series 2009 Preferred Stock and Common Stock Outstanding Before Completion of the Offering
As of July 1, 2011, no shares of our Series 2011 Preferred Stock were outstanding. As of July 1, 2011, there were 3,710 shares of our Series 2009 Preferred Stock and 7,425,472 shares of our common stock were outstanding.

We will issue up to 12,000 shares of Series 2011 Preferred Stock in the rights offering, depending on the number of basic subscription rights that are exercised, the number of over-subscription requests satisfied, and /or the number of shares sold to new investors in the supplemental offering.

Shares of Series 2011 Preferred Stock and Common Stock Outstanding Following Completion of the Offering
Assuming there are no other changes in the number of outstanding shares prior to the expiration of the rights offering period, and based on the number of shares of Series 2011 Preferred Stock outstanding as of July 1, 2011, if we issue all 12,000 shares of Series 2011 Preferred Stock available for issuance in the combined rights and supplemental offerings, there would be 12,000 shares of Series 2011 Preferred Stock outstanding following the completion of the offerings.

If we issue all 12,000 shares of Series 2011 Preferred Stock available for issuance in the combined rights and supplemental offerings, on a pro-forma basis as of July 1, 2011, there would be 9,600,017 shares of our common stock outstanding assuming conversion of all of the Series 2011 Preferred Stock and all of our Series 2009 Preferred Stock.

Risk Factors
Shareholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in the section entitled “Risk Factors,” beginning on page S-17 of this prospectus supplement and page 7 of the accompanying prospectus, together with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011 and any updates of those Risk Factors contained in our quarterly reports on Form 10-Q, before making a decision to invest in our common stock.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

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SUMMARY DESCRIPTION OF OUR SERIES 2011 PREFERRED STOCK

The following is a summary description of the rights and preferences associated with our Series 2011 Preferred Stock.  For more details regarding the terms and conditions of the Series 2011 Preferred Stock, you should carefully read the section entitled, “Description of Series 2011 Preferred Stock,” beginning on page S-39 of this prospectus supplement.

Securities	8% Non-Cumulative Convertible Preferred Stock, Series 2011 with a liquidation preference of $500 per share.
Ranking
The Series 2011 Preferred Stock will rank senior to our common stock and pari passu with our Series 2009 Preferred Stock and any other preferred stock that we may issue, other than preferred stock which by its terms ranks junior to any existing preferred stock.

Dividends
The Series 2011 Preferred Stock will pay noncumulative dividends, if and when declared by our board of directors, at a rate of 8.0% per annum.  Dividends declared will be payable quarterly in arrears on the 1st day of March, June, September and December of each year.

Liquidation Preference
In the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Company, holders of Series 2011 Preferred Stock will be entitled to receive a liquidation preference of $500 per share before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of our common stock and subject to the rights of the holders of any securities ranking pari passu with the Series 2011 Preferred Stock, including our Series 2009 Preferred Stock, or any class or series of securities ranking senior to the Series 2011 Preferred Stock, plus an amount equal to all declared and unpaid dividends for the then-current dividend period to the date of liquidation.

Optional Conversion
The Series 2011 Preferred Stock may be converted, on any dividend payment date, at the option of the holder, into shares of common stock based on a conversion rate determined by dividing $500 by the greater of (i) $4.00 or (ii) the consolidated closing bid price of our common stock as quoted on the NASDAQ Capital Market immediately preceding the closing of the offering, plus cash in lieu of fractional shares and subject to anti-dilution adjustments.

Mandatory Three Year Conversion
On or after June 1, 2014, we may, at our option, on any dividend payment date, convert some or all of the Series 2011 Preferred Stock into shares of our common stock at the then applicable conversion rate.  We may exercise this conversion right if, for 20 trading days during the 30 consecutive trading dates immediately preceding the date we give notice of conversion, the closing price of the common stock exceeds 135% of the greater of (i) $4.00 or (ii) the consolidated closing bid price of our common stock as quoted on the NASDAQ Capital Market immediately preceding the closing of the offering.

Mandatory Ten Year Conversion	On June 1, 2021, all of the Series 2011 Preferred Stock will be converted at the then applicable conversion price.
Redemption	The Series 2011 Preferred Stock will not be redeemable.
Dividend Restrictions
For so long as any Series 2011 Preferred Stock is outstanding, no dividends may be declared or paid on junior preferred stock, preferred stock ranking pari passu with the Series 2011 Preferred Stock, or common stock (other than in the case of pari passu preferred stock and dividends on a pro rata basis with the Series 2011 Preferred Stock), nor may we repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Series 2011 Preferred Stock or common shares, unless the full dividend for the latest completed dividend period has been declared and paid in full.

Voting Rights	Holders of our Series 2011 Preferred Stock will have no voting rights, except as otherwise required by law or our articles of incorporation.
Anti-Dilution Provisions	Adjustments to the conversion price will be made in the event of a stock dividend, stock split, reorganization, merger or other similar transaction.
Preemptive Rights	Our Series 2011 Preferred Stock will not entitle you to any preemptive or preferential rights to purchase any of our securities.
Market	Our Series 2011 Preferred Stock is not, and is not anticipated to be, traded on a national securities exchange or the small-cap markets, so there will be no active trading market for your shares.
Risk Factors
Shareholders considering making an investment in our Series 2011 Preferred Stock should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and page 7 of the accompanying prospectus, together with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011 and any updates of those Risk Factors contained in our quarterly reports on Form 10-Q, before making a decision to invest in our Series 2011 Preferred Stock.

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RISK FACTORS

In addition to other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2010, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, in evaluating our Company and our business before making a decision to exercise your subscription rights or purchase shares of our Series 2011 Preferred Stock.  These risks are not the only ones faced by us.  Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common stock or our Series 2011 Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment.  This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference.  Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in the prospectus accompanying this prospectus supplement.

Risks Related to the Rights Offering

 If you do not fully exercise your basic subscription privilege, your interest in Summit Financial could be significantly diluted.   In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our Series 2011 Preferred Stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

Up to 12,000 shares of our Series 2011 Preferred Stock are issuable in the combined rights and supplemental offerings.  If you do not choose to fully exercise your basic subscription privilege and we sell any shares of the Series 2011 Preferred Stock to other shareholders exercising their basic subscription privilege or their over-subscription opportunity, or to standby or other purchasers, and assuming conversion of the Series 2011 Preferred Stock, your percentage ownership interest in Summit Financial will decrease.  In addition, if you exercise your basic subscription privilege in full but do not exercise your over-subscription opportunity in full and other shareholders fully exercise their basic subscription privilege and their over-subscription opportunity, or we otherwise issue additional shares of the Series 2011 Preferred Stock to standby purchasers or new investors in the supplemental offering, upon conversion of the Series 2011 Preferred Stock the percentage of our common stock owned by all other shareholders will increase.  For example, if you own 10,000 shares of common stock before the rights offering, or approximately 0.1347% of our common stock, and you do not exercise any of your basic subscription privilege or over-subscription opportunity while all other shareholders exercise their basic subscription privilege and over-subscription opportunity in full, or we otherwise issue the maximum number of  shares of Series 2011 Preferred Stock to standby purchasers or new investors in the supplemental offering, then assuming conversion of those shares, on a pro-forma basis as of July 1, 2011, your percentage ownership would be reduced to approximately 0.1120%.   In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our Series 2011 Preferred Stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our Series 2011 Preferred Stock been issued at fair value.  This dilution could be substantial.

 The subscription price determined for the rights offering is not an indication of the fair value of our Series 2011 Preferred Stock or the common stock issuable upon conversion of the Series 2011 Preferred Stock.

We retained BAG to independently determine the fair value of our Series 2011 Preferred Stock.  BAG delivered to our board of directors its written opinion, dated July 26, 2011, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the subscription price of $500 per share of Series 2011 Preferred Stock is fair, from a financial point of view, to our shareholders.  You should read the fairness opinion in its entirety, along with the discussion under the section of this prospectus supplement entitled “Opinion of Financial Advisor.”  In addition, in determining the subscription price, our board of directors considered a number of factors, including:

•
the size and timing of the rights offering and the price at which our shareholders might be willing to participate in a rights offering offered on a pro rata basis to all shareholders with an over-subscription opportunity; and

•	the price at which shares of our Series 2009 Preferred Stock were sold in a September 2009 private placement.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our Series 2011 Preferred Stock or common stock at the time the rights offering was approved by our Board or during the rights offering period.  On July 25, 2011, the closing sale price for our common stock on the NASDAQ Capital Market was $2.64 per share.  We cannot assure you that the trading price of our Series 2011 Preferred Stock or the trading price of shares of our common stock issuable upon conversion of the Series 2011 Preferred Stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our Series 2011 Preferred Stock or the underlying common stock prior to the closing of the rights offering.

 Because we do not have any formal commitments from any of our shareholders to participate in the rights offering and if we do not enter into standby purchase agreements, the net proceeds we receive from the rights offering may be lower than currently anticipated.

We do not have any formal commitments from any of our shareholders to participate in the rights offering, and we cannot assure you that our shareholders will exercise all or any part of their basic subscription privilege or their over-subscription opportunity.  If our shareholders subscribe for fewer shares of our Series 2011 Preferred Stock than anticipated and if we do not enter into standby purchase agreements, the net proceeds we receive from the rights offering could be significantly reduced and we could incur damage to our reputation.  This could make it more difficult for us to raise additional capital on terms favorable to us in the future.

 The rights offering may cause the price of our securities to decline.

Depending upon the trading price of our Series 2011 Preferred Stock or our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of Series 2011 Preferred Stock we could issue if the offering is completed, may result in an immediate decrease in the value of our Series 2011 Preferred Stock or the trading price of our common stock.  This decrease may continue after the completion of the rights offering.  If that occurs, your purchase of shares of our Series 2011 Preferred Stock in the rights offering may be at a price greater than the prevailing trading price.  The price of the underlying common stock at the time of the rights offering may be a price that is greater than the prevailing price of our common stock following completion of the offering.  Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could also depress the trading price of the Series 2011 Preferred Stock or the trading price of common stock issuable upon conversion of the Series 2011 Preferred Stock.

 We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.

We may at our sole discretion cancel the rights offering at any time prior to the expiration of the rights offering period.  If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, with interest, as soon as practicable any subscription payments.  In addition, we may suffer reputational harm if the rights offering is cancelled prior to the expiration date.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing value at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise.  The value of our Series 2011 Preferred Stock may decline before the subscription rights expire.  If you exercise your subscription rights, and, afterwards, the trading price of our Series 2011 Preferred Stock decreases below the $500 per share subscription price, you will have committed to buying shares of our Series 2011 Preferred Stock at a price above the prevailing trading price and could have an immediate unrealized loss.

In addition, the price of our common stock at the time of the rights offering may be a price that is greater than the prevailing price of our common stock following completion of the offering or at the time of any future conversion of shares of our Series 2011 Preferred Stock into shares of our common stock.  Our common stock is traded on the NASDAQ Capital Market under the symbol, “SMMF,” and the closing sale price of our common stock on the NASDAQ Capital Market on July 25, 2011 was $2.64 per share.  There can be no assurances that the trading price of our common stock will equal or exceed this price at the time you exercise your subscription rights, at the expiration of the subscription rights offering period or at the time that you convert shares of our Series 2011 Preferred Stock into shares of our common stock.

 Because we will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds.

We intend to use the net proceeds to strengthen our capital base and for general corporate purposes.  We may allocate the proceeds among various specific purposes as we deem appropriate.  In addition, economic and financial market conditions may require us to allocate portions of the net proceeds for other purposes.  Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate.

 There is no legal obligation for our directors or senior management to subscribe for any shares in the rights offering.

None of our directors or members of senior management is legally obligated to subscribe for any shares of Series 2011 Preferred Stock in the rights offering.  Because our directors and senior management are not required to subscribe for any shares of Series 2011 Preferred Stock in the rights offering, they may choose to subscribe for less than the number of shares of Series 2011 Preferred Stock that they are entitled to purchase in the rights offering. Any failure on the part of our directors and senior management to participate significantly in the rights offering may jeopardize the likelihood of success for the rights offering and could result in damage to our reputation.

 If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering.  If you are a beneficial owner of shares of our common stock, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period.  We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form.  We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

Because the subscription rights are non-transferable, there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights to anyone else, and we do not intend to list the subscription rights on the NASDAQ Capital Market, any other stock exchange, trading market or the OTC Bulletin Board.  Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.  You must exercise the subscription rights and acquire shares of our Series 2011 Preferred Stock to realize any value that may be embedded in the subscription rights.

 If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days.  As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights.  You may eliminate this risk by paying the subscription price by certified or cashier’s check or bank draft drawn on a U.S. bank or by a U.S. postal or express money order.

Risks Related to an Investment in our Series 2011 Preferred Stock

 The Series 2011 Preferred Stock is equity and is subordinate to all of our existing and future indebtedness.

Shares of the Series 2011 Preferred Stock are equity interests in Summit Financial and do not constitute indebtedness.  As such, shares of the Series 2011 Preferred Stock will rank junior to all of our indebtedness and other nonequity claims with respect to assets available to satisfy claims on Summit Financial, including in a liquidation of Summit Financial.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series 2011 Preferred Stock (1) dividends are payable only when, as and if authorized and declared by our board of directors and (2) as a financial holding company, our ability to declare and pay dividends is dependent on certain federal and state regulatory considerations.

 Our ability to pay dividends is limited and we have stopped paying cash dividends on our common stock.

 We are a separate and distinct legal entity from our subsidiaries. We receive substantially all of our revenue from dividends from our subsidiary bank, Summit Community Bank.  These dividends are the principal source of funds to pay dividends on our common stock, existing preferred stock and the Series 2011 Preferred Stock, and interest and principal on our debt.  Various federal and/or state laws and regulations limit the amount of dividends that Summit Community Bank may pay to us.  Also, Summit’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  In the event Summit Community Bank is unable to pay dividends to us, we may not be able to service debt, pay obligations or pay dividends on any of our common stock, our Series 2009 Preferred Stock or our Series 2011 Preferred Stock.  The inability to receive dividends from Summit Community Bank could have a material adverse effect on our business, financial condition and results of operations.

Under the terms of the existing informal Memorandum of Understanding (the “Bank MOU”) between Summit Community Bank, the FDIC and the West Virginia Division of Banking, Summit Community Bank may  pay dividends to us only if they give 30 days prior notice to the FDIC and the West Virginia Division of Banking and those agencies do not object.  In addition, under the terms of the existing Memorandum of Understanding (the “Holding Company MOU”) between Summit Financial and our principal regulators, the West Virginia Division of Banking and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), we have suspended all cash dividends on our common stock until further notice.  Dividends on all preferred stock, including the Series 2011 Preferred Stock, as well as interest payments on subordinated notes underlying our trust preferred securities, continue to be permissible.  However, no assurances can be given that such payments will be permitted in the future if we continue to experience deterioration in our financial condition.

Dividends on the Series 2011 Preferred Stock are non-cumulative.

Dividends on the Series 2011 Preferred Stock are non-cumulative.  Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the Series 2011 Preferred Stock will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable.  We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors does not authorize and declare such dividend before the related dividend payment date, whether or not dividends are authorized and declared for any subsequent dividend period with respect to the Series 2011 Preferred Stock.  Our board of directors may determine that it would be in our best interests to pay less than the full amount of the stated dividends on the Series 2011 Preferred Stock or no dividend for any dividend period even if funds are available.  Factors that would be considered by our board of directors in making this determination include our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as our board of directors may deem relevant.

 The conversion rate on the Series 2011 Preferred Stock is subject to change.

Each share of the Series 2011 Preferred Stock may be converted on any dividend payment date (i.e., the 1st day of each March, June, September or December), at the option of the holder, into a number of shares of our common stock determined by dividing $500 by the greater of (i) $4.00 or (ii) the consolidated closing bid price of our common stock as quoted on the NASDAQ Capital Market immediately preceding the closing of the offering, plus cash in lieu of fractional shares and subject to anti-dilution adjustments.  To the extent that the trading price of our common stock increases after your subscription but prior to the closing of this offering, you will receive a corresponding decrease in the number of shares of our common stock to which you will be entitled upon conversion.

 The market price of the Series 2011 Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for the Series 2011 Preferred Stock develops, we believe that the market price of the Series 2011 Preferred Stock will be significantly affected by the market price of our common stock.  We cannot predict how the shares of our common stock will trade in the future.  This may result in greater volatility in the market price of the Series 2011 Preferred Stock than would be expected for nonconvertible preferred stock.  The market price of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	our announcements of developments related to our business;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock price and operating results of other companies deemed to be peers;

•	actions by government regulators; and

•	developments related to the financial services industry.

Our common stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance.  General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of such stock may not be indicative of future market prices.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock or the Series 2011 Preferred Stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities.  The market price of our common stock or preferred stock, including the Series 2011 Preferred Stock, could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.  The conversion of some or all of the Series 2009 Preferred Stock or our Series 2011 Preferred Stock will dilute the ownership interest of our existing common shareholders.  Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the Series 2011 Preferred Stock.

 The issuance of additional preferred shares could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue additional classes or series of preferred shares without any action on the part of the shareholders.  The board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms.  If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.  As noted above, a decline in the market price of the common stock may negatively impact the market price for the Series 2011 Preferred Stock.

 Holders of the Series 2011 Preferred Stock will have no rights as holders of common stock until they acquire the common stock.

Prior to the conversion of your Series 2011 Preferred Stock into common stock, you will have no rights with respect to the common stock, including voting rights (except as described under the subsection of this prospectus supplement entitled, “Description of Series 2011 Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, but your investment in the Series 2011 Preferred Stock may be negatively affected by these events.  Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date.  For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that may occur as a result of such amendment.

 You will have limited voting rights.

You will have no voting rights except with respect to certain fundamental changes in the terms of the Series 2011 Preferred Stock and certain other matters and except as may be required by West Virginia law.  See the subsection of this prospectus supplement entitled, “Description of Series 2011 Preferred Stock—Voting Rights”.

 There is no active trading market for shares of our Series 2011 Preferred Stock and none may develop.

The Series 2011 Preferred Stock will not be listed on any securities exchange.  There can be no assurance that an active trading market for the Series 2011 Preferred Stock will develop, or, if developed, that an active trading market will be maintained.  If an active market is not developed or sustained, the market price and liquidity of the Series 2011 Preferred Stock may be adversely affected.

Changes in United States tax laws may have a detrimental impact on the after-tax return on investment.

Changes in the tax law or a failure by Congress to extend or make permanent certain provisions of the Internal Revenue Code may adversely affect the after-tax return on investment by holders of our preferred stock or common stock.  Specifically, the designation of dividends as qualified dividends currently results in a lower rate of taxation to certain taxpayers, including individuals.  See the section of this prospectus supplement entitled, “Certain Material U.S. Federal Income Tax Considerations.”   This provision is currently set to expire, and will no longer be available for tax years beginning after December 31, 2012.  We can give no assurances that this provision will be extended or made permanent or that other detrimental changes in current tax law will not be enacted.

 The conversion rate of the Series 2011 Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series 2011 Preferred Stock or the common stock issuable upon conversion of the Series 2011 Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of a share of Series 2011 Preferred Stock is subject to adjustment for certain events arising from increases in cash dividends on our common stock, dividends or distributions in common stock or other property, certain issuances of stock purchase rights, certain self tender offers, subdivisions, splits and combinations of the common stock and certain other actions by us that modify our capital structure.  We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions.  There can be no assurance that an event that adversely affects the value of the Series 2011 Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur.  Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series 2011 Preferred Stock.  In addition, we are not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

 Your shares are not an insured deposit.

Your investment in our preferred stock and, following conversion, our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency.  Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

REGULATORY CONSIDERATIONS

As a financial holding company under the Bank Holding Company Act, the Federal Reserve Board regulates, supervises and examines us.  For a discussion of the material elements of the regulatory framework applicable to financial holding companies and their subsidiaries and specific information relevant to us, please refer to the section “Part I—Item I—Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2010, and to any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.  This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. Depository institutions, like Summit Community Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.  In addition, some of our affiliates are also subject to regulation under federal and state securities laws.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $5,900,000 after deducting our estimated expenses. We intend to use the net proceeds from this offering to strengthen our capital base and for general corporate purposes.

MARKET FOR SHARES OF OUR SERIES 2011 PREFERRED STOCK AND 2009 PREFERRED STOCK

There is no established trading market for shares of our Series 2011 Preferred Stock, and it is unlikely that a market will develop after this or in the future.  No registered broker/dealer makes a market in our Series 2011 Preferred Stock, and our Series 2011 Preferred Stock is not listed or posted on any stock exchange or automated quotation system.

On September 30, 2009, we sold in a private placement 3,710 shares of our Series 2009 Preferred Stock at a purchase price of $500 per share.  As of July 1, 2011, there were 3,710 shares of our Series 2009 Preferred Stock outstanding, held by approximately 29 shareholders of record.  To our knowledge, there have been no trades in our outstanding Series 2009 Preferred Stock since those shares were issued on September 30, 2009.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Capital Market under the symbol “SMMF”. The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on NASDAQ.

	High	Low
Year Ended December 31, 2009:
First Quarter	$10.00	$6.85
Second Quarter	8.75	5.25
Third Quarter	8.62	5.00
Fourth Quarter	5.01	3.50
Year Ending December 31, 2010:
First Quarter	$4.24	$3.67
Second Quarter	5.00	2.38
Third Quarter	4.75	2.30
Fourth Quarter	5.00	3.51
Year Ending December 31, 2011:
First Quarter	$4.49	$3.53
Second Quarter	4.12	3.00

The last reported sales price for our common stock on July 25, 2011 was $2.64 per share. There were approximately 1,260 shareholders of record of our common stock as of July 25, 2011.

DIVIDEND POLICY

Our common shareholders are entitled to receive dividends when and as declared by our board of directors.  Dividends on our common stock have historically have been paid semi-annually.  We paid dividends of $0.06 per share in 2009, $0.36 per share in 2008 and $0.34 per share in 2007.  The payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act and the limitations imposed by the Federal Reserve Board.

Dividends on the Series 2011 Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a non-cumulative basis on the $500 per share purchase price, at an annual rate equal to 8.0%.  Subject to the foregoing, dividends are payable in arrears on the 1st day of March, June, September and December of each year (each, a “dividend payment date”).  Each dividend is payable to holders of record as they appear on our stock register on the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31), whether or not a business day.  Each calendar quarter ending on March 31, June 30, September 30 and December 31 is herein referred to as a “dividend period.”  In addition, with respect to the first dividend period, holders begin to accrue the right to the payment of a dividend on the date of the issuance of the Series 2011 Preferred Stock through the end of such calendar quarter.  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

 Dividends on the Series 2011 Preferred Stock are non-cumulative.  If for any reason our board of directors does not authorize and declare a dividend on the Series 2011 Preferred Stock for a dividend period, or if the board of directors authorizes and declares less than a full dividend, we will have no obligation to pay any dividend or full dividend for that period, whether or not our board of directors authorizes and declares dividends on the Series 2011 Preferred Stock for any subsequent dividend period.  We are not obligated to and will not pay holders of the Series 2011 Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date.  We are also not obligated to and will not pay holders of the Series 2011 Preferred Stock any dividend in excess of the dividends on the Series 2011 Preferred Stock that are payable as described above.

Our payment of dividends on any of our outstanding securities depends upon receipt of dividends from our banking subsidiary.  Payment of dividends by Summit Community Bank is regulated by the FDIC and the West Virginia Division of Banking and generally, the prior approval of the FDIC is required if the total dividends declared by our bank, a state non-member bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years.  Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years.  The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice.  The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Under the terms of the Bank MOU, Summit Community Bank may pay dividends to us if they give 30 days prior notice to the FDIC and the West Virginia Division of Banking and those agencies do not object.  In addition, under the terms of the Holding Company MOU, we have suspended all cash dividends on our common stock until further notice.  Dividends on all preferred stock, including the Series 2011 Preferred Stock, as well as interest payments on subordinated notes underlying our trust preferred securities, continue to be permissible.  However, no assurances can be given that such payments will be permitted in the future if we continue to experience deterioration in our financial condition.

THE RIGHTS OFFERING

    The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date.  If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to the subsection below entitled “—Notice To Brokers and Nominees.”

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the information that is incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011 and in any updates of these Risk Factors contained in our quarterly reports on Form 10-Q.

The Subscription Rights

We are distributing to holders of our common stock as of 5:00 p.m., Eastern Time, on July 1, 2011, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our Series 2011 Preferred Stock.  You will receive one subscription right for every full share of common stock you owned as of 5:00 p.m., Eastern Time, on the record date.  The subscription rights will be evidenced by subscription rights certificates.  Subscription rights may be exercised at any time during the subscription period, which commences on July 26, 2011, through the expiration date for the rights offering, which is 5:00 p.m., Eastern Time, on September 15, 2011. You are not required to exercise any of your subscription rights.

        Basic Subscription Privilege

Each subscription right will entitle you to purchase 0.002 shares of Series 2011 Preferred Stock at a subscription price of $500 per share.  We will not issue any fractional shares of our Series 2011 Preferred Stock; however, you will be entitled to purchase at least one share of our Series 2011 Preferred Stock regardless of the number of shares of common stock that you own or the number of subscription rights you receive. Shareholders receiving rights to purchase a fractional amount (in excess of one whole share) of Series 2011 Preferred Stock will be entitled to purchase the number of shares equal to such fractional amount rounded down to the nearest whole number.You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Over-subscription Opportunity

If you exercise your basic subscription privilege in full, you will also have an opportunity to subscribe to purchase any shares of offered Series 2011 Preferred Stock that our other subscription rights holders do not purchase pursuant to their basic subscription privilege.  The subscription price for shares purchased pursuant to the over-subscription opportunity will be the same as the subscription price for the basic subscription privilege.

You may exercise your over-subscription opportunity only if you exercise your basic subscription privilege in full.  To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity.  For example, if you are granted subscription rights in relation to shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your over-subscription opportunity with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights.  You will not, however, be able to exercise the over-subscription opportunity you have collectively with your spouse unless the basic subscription privilege collectively held by you and your spouse is fully exercised.  You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription opportunity.

When you complete the portion of your subscription rights certificate to exercise your over-subscription opportunity, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity.  You must exercise your over-subscription opportunity at the same time you exercise your basic subscription privilege.

We reserve the right to reject in whole or in part any or all over-subscription requests regardless of the availability of shares.  We also reserve the right to issue some or all of the shares of our Series 2011 Preferred Stock that we may issue beyond the number necessary to satisfy properly exercised basic subscription rights solely to new investors in the supplemental offering.

If holders exercise their over-subscription opportunity for more shares than are available to be purchased pursuant to the over-subscription opportunity, we will allocate the shares of our Series 2011 Preferred Stock to be issued pursuant to the exercise of the over-subscription opportunity pro rata among those over-subscribing rights holders, subject to our right to reject in whole or in part any over-subscription request.  “Pro rata” means in proportion to the number of shares of our Series 2011 Preferred Stock each over-subscribing shareholder has subscribed for under their over-subscription opportunity as compared to the total number of shares of our Series 2011 Preferred Stock subscribed for by all over-subscribing shareholders under the over-subscription opportunity.  If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, with interest, that you delivered for those shares of our Series 2011 Preferred Stock that are not allocated to you.  Such refunds will be mailed as soon as practicable after the completion of the offering.

Standby Purchasers

Before the closing of this rights offering, we may enter into standby purchase agreements with potential standby purchasers.  The standby purchase agreements may contain additional conditions that will obligate us to sell, and require the standby purchasers to purchase severally from us, shares of the Series 2011 Preferred Stock offered to but not purchased by our shareholders in this rights offering.  The number of shares of the Series 2011

Preferred Stock available for sale to the standby purchasers will depend on the number of shares of the Series 2011 Preferred Stock purchased by the shareholders in this rights offering.  If we enter into standby purchase agreements, we will not change the subscription price, the aggregate number of shares of the Series 2011 Preferred Stock to be sold in this rights offering and the number of shares of the Series 2011 Preferred Stock available for issuance upon the exercise of subscription rights.

Subscription Price

The subscription price per share of Series 2011 Preferred Stock shall be $500.  In determining the subscription price, we retained BAG to independently determine the fair value of our Series 2011 Preferred Stock.  Our board of directors also considered a number of factors, including:

•
the size and timing of the rights offering and the price at which our shareholders might be willing to participate in a rights offering offered on a pro rata basis to all shareholders with an over-subscription opportunity; and

•	the price at which shares of our Series 2009 Preferred Stock were sold in a September 2009 private placement.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our Series 2011 Preferred Stock or the fair value of our common stock at the time the rights offering was approved by our Board or during the rights offering period.  We cannot assure you that the value of our Series 2011 Preferred Stock or the trading price of the underlying common stock will not decline during or after the rights offering.

We also cannot assure you that you will be able to sell shares of Series 2011 Preferred Stock purchased during the rights offering at a price equal to or greater than the subscription price.  We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Opinion of Financial Advisor

We have retained BAG as our financial advisor in connection with the offering.  BAG is a specialized consulting firm focusing on providing stock valuations together with traditional merger and acquisition advisory services exclusively to financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based financial institutions.  Over the past three years, we have paid BAG professional fees totaling $29,125 for financial advisory services surrounding the analysis of potential acquisitions we have considered.  This amount represents a fraction of BAG’s total revenue over the same time frame and, thus, is not considered material to BAG’s total revenue stream.  Other than serving as our financial advisor in connection with this offering, we have no other existing or pending relationships with BAG.

BAG has delivered its written opinion to our board of directors, dated the date of this prospectus supplement that, based upon and subject to the various considerations set forth therein, the terms of the offering of our Series 2011 Preferred Stock are fair, from a financial point of view, to our existing shareholders.

The full text of BAG’s opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix A to this prospectus supplement.  We strongly encourage you to read BAG’s opinion in its entirety in connection with this prospectus supplement.

In arriving at its opinion, BAG reviewed and analyzed among other things, the following:  (1) the prospectus supplement; (2) our financial statements; (3) certain other publicly available financial and other information regarding our company; (4) publicly available information about other banking organizations, the trading markets for their securities and the nature and terms of certain other transactions relevant to BAG’s inquiry; (5) the competitive and economic outlook for the company’s trade area; (6) our equity book value and financial condition; (7) our future earnings and dividend paying capacity; (8) previous sales of our common stock; (9) the prevailing market prices for selected publicly-traded banking organizations in the United States; and (10) the financial terms and conversion features of recent issuances of convertible preferred stock by publicly-traded banking organizations in the United States.  BAG held discussions with our senior management regarding past and current operations, financial condition and prospects, as well as the results of our regulatory examinations.

In conducting its review and in arriving at its opinion, BAG relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify that information.  BAG did not make or obtain any evaluations or appraisals of our properties, nor did it examine any individual loan files.  For purposes of the fairness opinion, BAG assumed that the offering will have the tax, accounting and legal effects described in this prospectus supplement and relied, as to legal matters, exclusively on the accuracy of the disclosures set forth in this prospectus supplement.

As more fully discussed below, BAG considered those financial and other factors as it deemed appropriate under the circumstances, including among others the following:  (1) our historical and current financial position and results of operations, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on stockholders’ equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for the company; (2) the assets and liabilities of the company, including the loan portfolio, deposits, other liabilities, historical and current liability sources and costs and liquidity; (3) the company’s budgeted balance sheet and income statement for 2011; (4) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economies; (5) analyses concerning the adequacy of the allowance for loan losses; (6) schedules of “other real estate owned,” including current carrying values and recent appraisal values; and (7) schedules of securities, detailing book values, market values, and lengths to maturity, including anticipated “Other Than Temporary Impairment” losses estimated for 2011.  BAG also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.  BAG’s opinion is necessarily based upon conditions as they existed and can be evaluated only on the date of its opinion and the information made available to it through that date.

In connection with rendering its fairness opinion to our board of directors, BAG performed certain financial analyses, which are summarized below.  BAG believes that its analysis must be considered as a whole, and that selecting portions of that analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the fairness opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  In its analysis, BAG made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond our control.  Any estimates contained in BAG’s analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.  Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which those companies or their securities may actually be sold.

BAG developed financial projections regarding our company for the years 2011 through 2022.  The financial forecasts and projections regarding our company prepared by BAG were based on discussions with our senior management, internal projections provided by us to BAG, and BAG’s own assessment of general economic, market and financial conditions.  All that information was reviewed with our management.  The forecasts and projections prepared by BAG were based on many variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and market conditions.  Accordingly, actual results could vary significantly from those set forth in those forecasts and projections.

In order to determine the fairness of the Series 2011 Preferred Stock offering, BAG considered an investment value approach together with the pro forma impact on our future financial performance resulting from the offering of our Series 2011 Preferred Stock.  BAG also balanced conclusions drawn from these approaches relative to our need for additional equity capital.  The following offers a brief synopsis of the approaches.

Investment Value Approach.  The investment or earnings value of any banking organization’s stock is, simply stated, an estimate of the present value of the future benefits, usually earnings, cash flow, or dividends, that will accrue to the stock.  BAG’s determination of an investment value is comprised of two major components:  (i) the present value of annual future earnings as projected for a certain number of periods and (ii) the residual value as determined at the end of the projected number of periods.  BAG believes the utilization of net earnings, rather than cash flows, for the calculation of the present value and the residual value is appropriate given the minimal level of long-term, non-earning investments typically held by a community banking organization.  Thus, for most community banking organizations, the absence of significant investments in fixed assets, with the related small amounts of depreciation and/or amortization expense, produces little variance between the net earnings and cash flow streams.  Additionally, the utilization of net earnings in calculating the present value and/or residual value of benefits is a widely understood and accepted practice in the valuation of financial institutions.

BAG first calculated the present value of our projected net earnings for the eleven years beginning in 2012 utilizing an appropriate capitalization rate (the present value discount rate).  BAG utilized its eleven-year projections for us as the fundamental basis for the earnings stream employed in the present value calculation.  BAG’s financial projections were based on its analysis of the banking industry, market area, and current financial condition and historical levels of growth and earnings for the company, as well as information provided by our management.  The present value of these earnings projections, using a present value discount rate of 15%, equaled $7.71 per share of common stock, without giving effect to the proposed offering of Series 2011 Preferred Stock.  The discount rate, sometimes also referred to as the required rate of return, represents the rate that a reasonably informed investor would employ to discount an earnings or cash flow stream so as to calculate the present value of the earnings or cash flow stream.

BAG then determined a residual or terminal value at the end of the eleventh projected year, utilizing a discount rate of 15%, together with a 2.50% annual growth rate in earnings for twelve-month periods subsequent to December 31, 2022, producing a residual value of $3.27 per share of common stock, without giving effect to the proposed offering of Series 2011 Preferred Stock.  In consideration that the assumed investment horizon of likely buyers of our shares is undefined, but is presumed to be long-term, the rate of growth applied to the our earnings must be one that could reasonably be expected to be sustained indefinitely.  Over a prolonged period of time, it is practically impossible to sustain growth at a rate that exceeds the sum of the anticipated rate of inflation plus the expected overall population growth for the trade area(s), as further influenced by the presumed degree of competition from both current and future competitors.  Accordingly, given the current rate of inflation and the existing interest rate environment, together with the company’s likely long-term growth prospects, BAG believes the annual growth rate assumed for our earnings is reasonable and defensible.

The combination of the $7.71 present value of the company’s net earnings stream and the $3.27 residual value produced an Investment Value Approach fair market value of $10.99 per share of common stock, without giving effect to the proposed offering of Series 2011 Preferred Stock.

Pro Forma Financial Impact Analysis.  As noted, BAG developed financial projections regarding our company for the years 2011 through 2022.  These financial projections reflect our financial performance on a “stand-alone basis” before the financial impact of the offering of the Series 2011 Preferred Stock.  Then, BAG considered the pro forma financial impact of the offering of the Series 2011 Preferred Stock based on the issuance of $6.0 million of Series 2011 Preferred Stock.  BAG further assumed conversion of the entire amount in 2021, ten years from the date of issuance, into our common stock at a conversion price of $4.00 per share, resulting in the issuance of an additional 1,500,000 shares of our common stock.

In summary, BAG concluded that the offering of the Series 2011 Preferred Stock will result in earnings per share appreciation/(dilution) to our shareholders which ranges within 1.58% – (4.41%) during 2012 – 2020, then produces low double-digit dilution during 2021 – 2022 for our existing shareholders relative to the earnings per share we might otherwise generate for our shareholders before the offering of the Series 2011 Preferred Stock.  Likewise, BAG concluded that the offering of the Series 2011 Preferred Stock will result in equity per share (on a tangible basis) dilution which ranges within (0.26%) – (1.17%) to our existing shareholders during 2012 – 2020, then increases to low double-digit dilution during 2021 – 2022 for our existing shareholders relative to the equity per share (on a tangible basis) we might otherwise generate for our shareholders before the offering of the Series 2011 Preferred Stock.

Earnings per share dilution (diminishment in earnings per share relative to what otherwise might be the case) is not uncommon any time a company issues common stock – or capital instruments convertible into common stock at a later date – especially when the influx of such capital is needed primarily for capital augmentation and fortification rather than for funding revenue expansion via new product development, branch network expansion or the acquisition of business lines.  Likewise, the same holds true for equity per share (on a tangible basis) dilution, especially when the price at which the common stock is offered – or the conversion price, in the case of convertible capital instruments – is below current equity per share (on a tangible basis).

In this instance, we intend to use the net proceeds from the sale of our Series 2011 Preferred Stock in the offering to strengthen our capital base and for other general corporate purposes.  And, the proposed $4.00 per share conversion price is below our March 31, 2011 tangible equity book value of $10.83 per share.  Thus, the forecast of both earnings per share and equity per share dilution is not unexpected.

Need for Additional Equity Capital.  The Investment Value Approach suggests an intrinsic value of our common stock in excess of the proposed $4.00 per share conversion price.  Although BAG has expressed concern with regard to the amount of the earnings and equity per share dilution forecast to result from the offering of the Series 2011 Preferred Stock, after conferring with both our management team and legal counsel, BAG has indicated that our need for additional equity capital offsets the financially attractive terms of this offering and the conclusions otherwise drawn from the Investment Value Approach and the Pro Forma Financial Impact Analysis.  Indeed, BAG notes that the recession currently buffeting the U.S. economy has resulted in regulatory issues for many depository institutions, and BAG does not consider us immune to such issues.

Absent additional capital derived from our offering of Series 2011 Preferred Stock, BAG, after conferring with our management team and legal counsel, has expressed its concern regarding the possibility of formal regulatory enforcement action that may require us to maintain an increased level of regulatory capital in excess of the minimum levels that would otherwise be required for an institution to meet the “well-capitalized” standards for regulatory capital purposes.  Should we become subject to any formal regulatory enforcement action, the conclusions derived from both the Investment Value Approach and the Pro Forma Financial Impact Analysis, as set forth above, would have little, if any, validity.  Moreover, BAG notes that the likely negative financial impact of our receipt of a formal regulatory enforcement action likely would exceed the negative pro forma financial impact of our offering of Series 2011 Preferred Stock, as described in the Pro Forma Financial Impact Analysis discussion above.  In the event that we are able to successfully complete our offering of Series 2011 Preferred Stock, we may be able to reduce the likelihood that we will become subject to a formal regulatory enforcement action or, in the event that we do become subject to an enforcement action, reduce the severity and nature of such an enforcement action and its ultimate effect on our operations.

Accordingly, BAG has advised that although the Investment Value Approach and the Pro Forma Financial Impact Analysis suggest that the terms of the offering of the Series 2011 Preferred Stock – most essentially, the conversion price – appear to be advantageous to purchasers of the Series 2011 Preferred Stock, BAG is of the opinion that our need for augmenting regulatory capital counterbalances, if not supersedes, conclusions otherwise drawn.  In short, BAG has concluded that our need for regulatory capital – to be derived from proceeds of our offering of Series 2011 Preferred Stock, consistent with the proposed terms outlined herein – prevails over conclusions drawn from both the Investment Value Approach and the Pro Forma Financial Impact Analysis.

Accordingly, based on all factors deemed relevant and assuming the accuracy and completeness of the information and data provided, BAG is of the opinion that the terms of the Series 2011 Preferred Stock offering are fair, from a financial point of view, to the shareholders of the company.  You are encouraged to read the fairness opinion in its entirety.  The full text of the fairness opinion is attached as Appendix A to this prospectus supplement.

Expiration Time and Date; Amendments

The subscription rights will expire at 5:00 p.m., Eastern Time, on September 15, 2011, unless we extend it.  We reserve the right to extend the subscription period at our sole discretion.  We will notify you of any extension of the expiration date by issuing a press release.  You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of an over subscription request), to the subscription agent prior to 5:00 p.m., Eastern Time, on September 15, 2011, unless the expiration date is extended.  After the expiration of the rights offering period, all unexercised subscription rights will be null and void.  We will not be obligated to honor any purported exercise of subscription rights which the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise.   All shares of our Series 2011 Preferred Stock that you purchase in the rights offering will be evidenced by a stock certificate.  Any subscription payments for shares not allocated or validly purchased will be returned to you, with interest, as soon as practicable following the expiration date of the rights offering.

We reserve the right, at our sole discretion, to amend or modify the terms of the rights offering.

Reasons for the Rights Offering

We are conducting the rights offering as a way of raising equity capital in a cost-effective manner that gives our shareholders an opportunity to participate.  This equity capital will be used to strengthen our capital base and will otherwise be used for various corporate purposes.  In authorizing the rights offering, our board of directors evaluated our current rate of growth and our projected future need for additional capital to maintain such growth.  Our board of directors also considered other alternatives available for raising equity capital, and determined that the rights offering, accompanied by the concurrent supplemental offering, was in the best interests of the Company and our shareholders.

Anticipated Proceeds From the Rights Offering

The net proceeds to us from the rights offering will depend on the number of subscription rights exercised in the rights offering, including oversubscription requests, and whether additional shares are sold in the supplemental offering.  If we issue all 12,000 shares of Series 2011 Preferred Stock available for issuance in the combined rights and supplemental offerings, the net proceeds to us, after deducting estimated offering expenses, will be approximately $5.9 million. We estimate that the expenses of the combined rights and supplemental offerings will be approximately $100,000.

See the section of this prospectus supplement above entitled, “Use of Proceeds.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified.  You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your basic subscription privilege and your over-subscription opportunity, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of Series 2011 Preferred Stock you are subscribing for, including any shares you subscribe for pursuant to the over-subscription opportunity, to the subscription agent at the address set forth below under the heading entitled “—Subscription Agent,” on or prior to the expiration date.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock, meaning that you hold your shares in “street name” through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your subscription rights, including both your basic subscription right and any over-subscription request, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, prior to 5:00 p.m., Eastern Time, on September 15, 2011.  If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee, the form entitled, “Beneficial Owners Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials.  If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you.  You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering.  We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Series 2011 Preferred Stock you wish to acquire under the basic subscription privilege and the over-subscription opportunity.  Your payment must be delivered in one of the following ways:

•	uncertified personal check payable to “Summit Community Bank, as escrow agent for Summit Financial Group, Inc.”;

•	certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “Summit Community Bank, as escrow agent for Summit Financial Group, Inc.”; or

•	U.S. postal or express money order payable to “Summit Community Bank, as escrow agent for Summit Financial Group, Inc.”

If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of funds for any uncertified personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or cashier’s check or bank draft drawn upon a U.S. bank or any U.S. postal or express money order.

Payment received after the expiration of the rights offering period will not be honored, and, in that case, the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which process could take at least five or more business days.  If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date.  We urge you to consider using a certified or cashier’s check or bank draft drawn on a U.S. bank or U.S. postal or express money order.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it.  Do not send subscription rights certificates or payments to us.  We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount.  The risk of delivery of all documents and payments is borne by you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights.  If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering.  Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier’s check or bank draft or U.S. postal or express money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of shares of Series 2011 Preferred Stock represented by the subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of Series 2011 Preferred Stock that may be purchased with the aggregate subscription price payment you delivered to the subscription agent.  If your aggregate subscription price payment is greater than the amount you would owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription opportunity to purchase the maximum number of shares of our Series 2011 Preferred Stock that could be purchased with your over-payment.  If we do not apply your full subscription price payment to your purchase of shares of our Series 2011 Preferred Stock, the subscription agent will return the excess amount to you by mail, with interest, as soon as practicable after the expiration date of the rights offering.

Conditions and Cancellation

We reserve the right to cancel the rights offering on or prior to the expiration date of the rights offering for any reason.  We may cancel, extend or otherwise amend the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering.  We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur.  If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, with interest, as soon as practicable.

Cancellation Rights

Our board of directors may cancel, extend or otherwise amend the rights offering at its sole discretion at any time prior to the time the rights offering expires for any reason.  If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and any funds you paid to the subscription agent will be returned, with interest, as soon as practicable.

Subscription Agent

Registrar and Transfer Company is acting as the subscription agent for the rights offering under an agreement with us.  All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Registrar and Transfer Companyas follows:

By First Class Mail, Express Mail or Overnight Delivery:
Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 Attn: Reorg./Exchange Dept.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of the Series 2011 Preferred Stock or for additional copies of this prospectus supplement to Ms. Teresa Ely, Summit Financial Group, Inc., 300 North Main Street, Moorefield, West Virginia 26836.  Ms. Ely’s direct telephone number is (304) 530-0526 and her email address is tely@summitfgi.com.

We will pay the fees and expenses of Registrar and Transfer Company, our subscription agent.  We have also agreed to indemnify Registrar and Transfer Company against certain liabilities in connection with the rights offering.

If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus supplement, then we may not honor the exercise of your subscription rights.

Fees and Expenses

We will pay all fees charged by the subscription agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor we will pay such expenses.

Fractional Shares of Series 2011 Preferred Stock

We will not issue fractional shares of Series 2011 Preferred Stock in the offering.  We will also not issue any fractional subscription rights.

Notice to Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment.  If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the subscription rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your subscription rights offering materials.  If you did not receive this form, you should contact the subscription agent to request a copy.

In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company, or DTC, those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the instructions for use of the rights certificates, you should contact Ms. Teresa Ely, Summit Financial Group, Inc., 300 North Main Street, Moorefield, West Virginia 26836.  Ms. Ely’s direct telephone number is (304) 530-0526 and her email address is tely@summitfgi.com.

Transferability of Subscription Rights

The subscription rights granted to you may be exercised only by you, and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering.  Our determination will be final and binding.  Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions.  We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful.  You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion.  Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions.  A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds; Interest on Subscription Funds

The subscription agent will forward funds received in payment for shares of the Series 2011 Preferred Stock to Summit Community Bank where the funds will be deposited in an escrow account subject to the dual control of our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer.  Funds in the escrow account will be deposited in an interest bearing checking account at Summit Community Bank.  Summit Community Bank will hold this money until the rights offering is completed or is cancelled.  If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, with interest, as soon as practicable.

We will pay interest to subscribers on their subscription funds received in connection with the rights offering at a rate of 8% per annum, even if the offering is cancelled or funds are otherwise returned to subscribers for any reason.  The amount of interest payable shall be computed on the basis of the actual number of days that a subscriber’s funds are held in escrow assuming a 365-day year.  Interest will be paid to subscribers relative to all accepted subscriptions as soon as practicable following expiration of the rights offering.

Certificates for Shares of Series 2011 Preferred Stock

All shares of our Series 2011 Preferred Stock that you purchase in the rights offering will be evidenced by a stock certificate. When issued, the shares will be registered in the name of the subscription rights holder of record.  As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of Series 2011 Preferred Stock purchased pursuant to the basic subscription privilege.  Any shares purchased pursuant to the over-subscription opportunity will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests.

Rights of Subscribers

You will have no rights as a shareholder of our Series 2011 Preferred Stock until your account, or your account at your broker, custodian bank or other nominee, is credited with the shares of our Series 2011 Preferred Stock purchased in the rights offering.  You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

Shareholder Agreements

You will not be subject to any shareholder agreement that restricts your ability to sell or transfer any new shares of Series 2011 Preferred Stock acquired by you in the rights offering.  Shareholders who are directors, officers and other employees of Summit Financial or Summit Community Bank may be subject to certain trading restrictions with respect to shares that they own or control under the terms of our equity compensation plans and other internal corporate policies and procedures, but any of these restrictions are applicable independent of whether the shares are purchased in the rights offering.

Foreign and Other Shareholders

We will not mail subscription rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address.  The subscription agent will hold these subscription rights certificates for their account.  To exercise subscription rights, our foreign shareholders and shareholders with an army post office or foreign post office address must notify the subscription agent prior to 11:00 a.m., Eastern time, at least three business days prior to the expiration date of the rights offering by completing an international holder subscription form which will be delivered to those holders in lieu of a subscription rights certificate and sending it by mail to the subscription agent at the address set forth above under the heading entitled “—Subscription Agent.”

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable.  You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of Series 2011 Preferred Stock offered pursuant to the rights offering.

Regulatory Limitation

We will not be required to issue to you shares of our Series 2011 Preferred Stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to acquire, own or control the shares and if, at the time the rights offering expires, we determine that you have not properly obtained such clearance or approval or submitted such notice.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

Based upon discussions with our advisors, we believe that our distribution or any shareholder’s exercise of these subscription rights to purchase shares of our Series 2011 Preferred Stock should generally not be taxable to our shareholders.  See the section below entitled “Certain Material U.S. Federal Income Tax Considerations.”

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

No Recommendation to Subscription Rights Holders

Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.  See the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in any document incorporated by reference into this prospectus supplement.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board.  We do not expect that shares of our Series 2011 Preferred Stock will be listed on the NASDAQ Capital Market or any other stock exchange or trading market or on the OTC Bulletin Board.  Our common stock trades on the NASDAQ Capital Market under the symbol “SMMF.”  We expect that the shares of common stock to be issued upon conversion of our Series 2011 Preferred Stock will also be listed on the NASDAQ Capital Market under the same symbol.

Shares of Series 2011 Preferred Stock and Common Stock Outstanding Before and After the Rights Offering

We will issue up to 12,000 shares of Series 2011 Preferred Stock in the rights offering, depending on the number of subscription rights that are exercised, the number of over-subscription requests satisfied, and/or the number of shares sold to new investors in the supplemental offering.

Assuming there are no other changes in the number of outstanding shares prior to the expiration of the rights offering period, if we issue all 12,000 shares of Series 2011 Preferred Stock available for issuance in the combined rights and supplemental offerings, there would be 12,000 shares of Series 2011 Preferred Stock outstanding following the completion of the offerings. If we issue all 12,000 shares of Series 2011 Preferred Stock available for issuance in the combined rights and supplemental offerings, on a pro-forma basis as of July 1, 2011, there would be 9,600,017 shares of our common stock outstanding assuming conversion of all of the outstanding shares of our Series 2011 Preferred Stock and all of our outstanding Series 2009 Preferred Stock.

Other Matters

We are not conducting the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Series 2011 Preferred Stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights.  We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions.  Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws.  We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.  However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

THE SUPPLEMENTAL OFFERING

Acceptance of Subscriptions During Pendency of Rights Offering

We may permit certain persons and entities who are not shareholders eligible to participate in the rights offering to submit subscriptions to purchase 100 or more shares of our Series 2011 Preferred Stock at a purchase price of $500 per share to the extent that any shares of our Series 2011 Preferred Stock remain available for purchase following the expiration date of the rights offering, subject to the purchase priority rights of the holders of subscription rights. We may elect to waive this minimum purchase requirement in our sole discretion with respect to any particular purchaser in the supplemental offering.

We anticipate that, if we offer shares of our Series 2011 Preferred Stock in the supplemental offering, we will give preference to individual investors who reside or operate businesses in our current or prospective market areas and to our employees.  We may also offer shares in the supplemental offering to a limited number of institutional investors.

Prospective purchasers should complete, date and sign the subscription agreement that accompanies this prospectus supplement and return it, together with a check, bank draft or money order payable to “Summit Community Bank, as escrow agent for Summit Financial Group, Inc.” for the full amount of the total subscription price for the shares that you subscribe for under the subscription agreement, to Registrar and Transfer Company, at the appropriate address set forth above in this prospectus supplement in the subsection entitled “The Rights Offering”—Subscription Agent.”

Supplemental offering subscriptions are binding on subscribers.

If you send an uncertified personal check, payment will not be deemed to have been received by the subscription agent until the check has cleared.  If you send a certified or cashier’s check or bank draft, drawn on a U.S. bank, or a U.S. postal or express money order, payment will be deemed to have been received immediately upon receipt of such instruments.

Any uncertified personal check used to pay for shares of the Series 2011 Preferred Stock must clear the appropriate financial institutions prior to 5:00 p.m., Eastern Time, on September 30, 2011, which is the expiration date of the supplemental offering.  The clearance of an uncertified personal check may require five or more business days. Accordingly, persons who wish to acknowledge their subscription by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the supplemental offering to ensure such payment is received and clears by such date.

If you wish to use any other form of payment in subscribing for shares in the supplemental offering, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

Expiration Date and Cancellation Rights

The supplemental offering will expire approximately fifteen days following the expiration of the rights offering, or at 5:00 p.m., Eastern Time, on September 30, 2011, unless we extend the supplemental offering in our sole discretion.

We may cancel the supplemental offering at any time for any reason, including following the rights offering expiration date.  If we cancel the supplemental offering, the subscription agent will return all subscription payments, with interest, as soon as practicable.

Discretion to Accept Subscriptions

We reserve the right, in our sole discretion, to accept or reject in whole or in part any subscription that may be properly delivered to the subscription agent pursuant to the supplemental offering.  As a result, you may not receive any or all of the shares for which you subscribe.  We will notify subscribers as soon as practicable following the expiration date of the supplemental offering as to whether and to what extent their subscriptions have been accepted.  If we do not accept all or a portion of a subscription, the subscription agent will return to the subscriber the unaccepted portion of the subscription funds, with interest, as soon as practicable.

Escrow Arrangements; Return of Funds; Interest on Subscription Funds

The subscription agent will forward  funds received with a subscription in connection with the supplemental offering to Summit Community Bank where the funds will be deposited in an escrow account subject to the dual control of our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer.  Funds in the escrow account will be deposited in an interest bearing checking account at Summit Community Bank, which will hold these funds on our behalf in escrow until such time as we accept or reject the subscription in whole or in part or until the supplemental offering is cancelled.  If the supplemental offering is cancelled, the subscription agent will return the subscription payments, with interest, as soon as practicable.

We will pay interest to subscribers on subscription funds received in connection with the supplemental offering at a rate of 8% per annum, even if the offering is cancelled or funds are otherwise returned to subscribers for any reason.  The amount of interest payable shall be computed on the basis of the actual number of days that a subscriber’s funds are held in escrow assuming a 365-day year. Interest will be paid to subscribers relative to all accepted subscriptions as soon as practicable following expiration of the supplemental offering.

Once you submit your subscription and payment in connection with the supplemental offering, you will not be allowed to revoke your subscription or request a refund of monies paid.  All subscriptions delivered pursuant to the supplemental offering are irrevocable, even if you learn information about us that you consider to be unfavorable.  You should not submit a subscription to purchase shares in the supplemental offering unless you are certain that you wish to purchase shares of our Series 2011 Preferred Stock at the subscription price.

DESCRIPTION OF SERIES 2011 PREFERRED STOCK

The following summary describes the material features and rights of our Series 2011 Preferred Stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated articles of incorporation and amended and restated by-laws.  For the complete provisions, we refer you to our amended and restated articles of incorporation, as amended, including the Certificate of Determination for the Series 2011 Preferred Stock, copies of which have been filed with the SEC and which are incorporated by reference into the registration statement of which this prospectus supplement is a part.

General.  Our Series 2011 Preferred Stock constitutes a single series of our preferred stock, consisting of up to 12,000 shares, par value $1.00 per share, having a liquidation preference of $500 per share.  The holders of the Series 2011 Preferred Stock have no preemptive rights.  All of the shares of the Series 2011 Preferred Stock, when issued and paid for, will be validly issued, fully paid and non-assessable.

The Series 2011 Preferred Stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with our Series 2009 Preferred Stock and with each class or series of capital stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series 2011 Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of Summit Financial (collectively, the “parity securities”), and (2) senior to our common stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series 2011 Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of Summit Financial (collectively, the “junior securities”).

We may not issue any class or series of our capital stock, the terms of which provide that such class or series will rank senior to the Series 2011 Preferred Stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding-up, without the approval of the holders of at least two-thirds of the shares of our Series 2011 Preferred Stock then outstanding and any class or series of parity securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series.  See “-Voting Rights.”  We may, however, from time to time, without notice to or consent from holders of the Series 2011 Preferred Stock, create and issue parity securities and junior securities.

Dividends.  Dividends on the Series 2011 Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a non-cumulative basis on the $500 per share purchase price, at an annual rate equal to 8.0%.  Subject to the foregoing, dividends are payable in arrears on the 1st day of March, June, September and December of each year (each, a “dividend payment date”).  Each dividend is payable to holders of record as they appear on our stock register on the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31), whether or not a business day.  Each calendar quarter ending on March 31, June 30, September 30 and December 31 is herein referred to as a “dividend period.”  In addition, with respect to the first dividend period, holders begin to accrue the right to the payment of a dividend on the date of the issuance of the Series 2011 Preferred Stock through the end of such calendar quarter.  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

The term “business day” means any day that is not Saturday or Sunday and that, in Moorefield, West Virginia, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

Dividends on the Series 2011 Preferred Stock are non-cumulative.  If for any reason our board of directors does not authorize and declare a dividend on the Series 2011 Preferred Stock for a dividend period, or if the board of directors authorizes and declares less than a full dividend, we will have no obligation to pay any dividend or full dividend for that period, whether or not our board of directors authorizes and declares dividends on the Series 2011 Preferred Stock for any subsequent dividend period.

We are not obligated to and will not pay holders of the Series 2011 Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date.  We are also not obligated to and will not pay holders of the Series 2011 Preferred Stock any dividend in excess of the dividends on the Series 2011 Preferred Stock that are payable as described above.

There is no sinking fund with respect to dividends.

Dividends on all preferred stock, including the Series 2011 Preferred Stock continue to be permissible.  However, such dividends and interest payments on our preferred stock and trust preferred debt are subject to future review by the Federal Reserve Board should we continue to experience deterioration in our financial condition.  Although dividends from the Bank are our principal source of funds to pay dividends and interest payments on our common stock, preferred stock, trust preferred debt and subordinated debt, we currently have sufficient cash on hand to continue to service our trust preferred and subordinated debt obligations as well as the expected dividend payments on our preferred stock through at least 2011.  Nevertheless, we can make no assurances that we will continue to have sufficient funds available for distributions to the holders of our preferred stock or that such dividends will continue to be permitted by our regulatory authorities.

Dividend Stopper.  So long as any share of Series 2011 Preferred Stock remains outstanding, (1) no cash dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior securities (other than a dividend payable solely in shares of junior securities) and (2) no shares of junior securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of junior securities for or into other junior securities, or the exchange or conversion of one share of junior securities for or into another share of junior securities, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities), unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Series 2011 Preferred Stock and parity securities have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Series 2011 Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any parity securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for all outstanding shares of Series 2011 Preferred Stock.  To the extent that we declare dividends on the Series 2011 Preferred Stock and on any parity securities but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Series 2011 Preferred Stock and the holders of any parity securities.  For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series 2011 Preferred Stock and all parity securities bear to each other.

Redemption.  The Series 2011 Preferred Stock is not redeemable either at our option or at the option of the holders.  The Series 2011 Preferred Stock is not subject to any sinking fund or other obligation to redeem, repurchase or retire the Series 2011 Preferred Stock.

Optional Conversion Right.  Each share of the Series 2011 Preferred Stock may be converted on any dividend payment date (i.e., the 1st day of March, June, September or December), at the option of the holder, into a number of shares of our common stock determined by dividing $500 by the greater of (i) $4.00 or (ii) the consolidated closing bid price of our common stock as quoted on the NASDAQ Capital Market immediately preceding the closing of the offering, plus cash in lieu of fractional shares and subject to anti-dilution adjustments (such rate or adjusted rate, the “conversion rate”).

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below.  The applicable conversion price at any given time will be computed by dividing $500 by the applicable conversion rate at such time.

If the conversion date is on or prior to the record date for any declared dividend for the dividend period in which you elect to convert, you will not receive any declared dividends for that dividend period.  If the conversion date is after the record date for any declared dividend and prior to the corresponding dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date, you must pay to the conversion agent when you convert your shares of Series 2011 Preferred Stock an amount in cash equal to the full dividend actually paid on such dividend payment date on the shares being converted, unless your shares of Series 2011 Preferred Stock are being converted as a consequence of a conversion at our option or a mandatory conversion on June 1, 2021.

Mandatory Conversion at Our Option.  On or after June 1, 2014, we may, at our option, on any dividend payment date cause some or all of the Series 2011 Preferred Stock to be converted into shares of our common stock at the then applicable conversion rate.

We may exercise our conversion right if, for 20 trading days during the 30 consecutive trading days ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our common stock exceeds 135% of the greater of (i) $4.00 or (ii) the consolidated closing bid price of our common stock as quoted on the NASDAQ Capital Market immediately preceding the closing of the offering.

If less than all of the shares of Series 2011 Preferred Stock are converted, the conversion agent will select the Series 2011 Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate.  If the conversion agent selects a portion of your Series 2011 Preferred Stock for partial mandatory conversion and you convert a portion of the same shares of Series 2011 Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion.

We refer to the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of our common stock on the NASDAQ Capital Market as the “closing price” of the common stock on any determination date.  If the common stock is not traded on the NASDAQ Capital Market on any determination date, the closing price of the common stock on any determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or if the common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” is a day on which the shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

•
For purposes of this prospectus supplement, all references to the closing price and last reported sale price of the common stock on the NASDAQ Capital Market shall be such closing price and last reported sale price as reflected on NASDAQ’s website (http://www.nasdaq.com) or any successor thereto.

For purposes of calculating the “closing price” of our common stock, if a business combination (as defined below under “─Business Combinations”) has occurred and (1) the exchange property consists only of shares of common stock, the “closing price” shall be based on the closing per share price of such common stock; (2) the exchange property consists only of cash, the “closing price” shall be the cash amount paid per share; or (3) the exchange property consists of securities, cash and/or other property, the “closing price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by our board of directors from time-to-time) of any other securities or property paid to our shareholders in connection with the business combination.

To exercise the mandatory conversion right described above, we must provide a notice of such conversion to each holder of our Series 2011 Preferred Stock or issue a press release for publication and make this information available on our website, if any.  The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no more than 20 and not less than 10 days after the date on which we provide such notice of mandatory conversion or issue such press release.  In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate: the mandatory conversion date; the number of shares of our common stock to be issued upon conversion of each share of Series 2011 Preferred Stock; and the number of shares of Series 2011 Preferred Stock to be converted.

Mandatory Conversion After Ten Years.  On June 1, 2021, all of the Series 2011 Preferred Stock issued and outstanding at that time shall automatically and mandatorily be converted into shares of our common stock at the then applicable conversion rate.  The conversion of the Series 2011 Preferred Stock into common stock at such date shall not be conditioned on the price of our common stock or any other event or occurrence.

Conversion Procedures.  Conversion into shares of our common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below).  On the mandatory conversion date, shares of our common stock will be issued to you or your designee upon presentation and surrender of the certificate evidencing the Series 2011 Preferred Stock to the conversion agent and upon compliance with some additional procedures described below.

On the date of any conversion at the option of a holder, the holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Series 2011 Preferred Stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

The conversion agent for the Series 2011 Preferred Stock is initially the transfer agent.  A holder may obtain a copy of the required form of the conversion notice from the conversion agent.  The conversion agent will, on a holder’s behalf, convert the Series 2011 Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us described above.  Payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, a stock certificate or certificates, will be delivered to the holder, by the conversion agent.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Series 2011 Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date.  Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Series 2011 Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series 2011 Preferred Stock.

Adjustments to the Conversion Price.  We will adjust the conversion rate in the following circumstances:

(1)           issuances of our common stock to all or substantially all holders of our common stock as a dividend or distribution, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., Eastern Time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., Eastern Time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution
Any adjustment made pursuant to this clause (1) shall become effective immediately prior to 9:00 a.m., Eastern Time, on the ex-dividend date for such dividend or distribution.  If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.  For purposes of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m., Eastern time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include shares of our common stock held in treasury, if any. We will not pay any dividend or make any distribution on our shares of our common stock held in treasury, if any.

(2)           certain subdivisions or combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., Eastern Time, on the trading day immediately preceding the effective date of such subdivision or combination
CR1	=	the conversion rate in effect on the effective date of such subdivision or combination

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., Eastern Time, on the trading day immediately preceding the effective date of such subdivision or combination
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination
Any adjustment made pursuant to this clause (2) shall become effective immediately prior to 9:00 a.m., Eastern Time, on the effective date of such subdivision or combination.

(3)           issuances to all or substantially all holders of our common stock of certain rights (other than rights issued pursuant to a shareholders’ rights plans or the 1998 and 2010 stock option plans) or warrants to purchase shares of our common stock at a price less than the current market price (as defined below) of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect at 5:00 p.m., Eastern Time, on the trading day immediately preceding the ex-dividend date for such issuance
CR1	=	the conversion rate in effect on the ex-dividend date for such issuance
OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., Eastern Time, on the trading day immediately preceding the ex-dividend date for such issuance
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants
Y	=	the number of shares of our common stock equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the current market price of our common stock
Any adjustment made pursuant to this clause (3) shall become effective immediately prior to 9:00 a.m., Eastern Time, on the ex-dividend date for such issuance.  In the event that such rights or warrants described in this clause (3) are not so issued, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants to the conversion rate that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered.  In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors).  For purposes of this clause (3), the number of shares of our common stock outstanding at 5:00 p.m., Eastern Time, on the trading day immediately preceding the ex-dividend date for such issuance shall not include shares of our common stock held in treasury, if any.  We will not issue any such rights or warrants in respect of shares of our common stock held in treasury, if any.

(4)           distributions to all or substantially all holders of our common stock of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	any dividends or distributions referred to in clause (1) above;

•	the rights and warrants referred to in clause (3) above;

•	any dividends or distributions referred to in clause (5) below;

•
any dividends and distributions in connection with a consolidation, merger, sale, transfer, lease, conveyance, reclassification or statutory exchange resulting in a change in the conversion consideration as described above under “— Business Combinations;” and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 — FMV

where,

CR0	=	the conversion rate in effect at 5:00 p.m., Eastern Time, on the trading day immediately preceding the ex-dividend date for such distribution
CR1	=	the conversion rate in effect on the ex-dividend dated date for such distribution
SP0	=	the current market price of our common stock
FMV	=
the fair market value (as determined by our board of directors), on the ex-dividend date for such distribution, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock

If the transaction that gives rise to an adjustment pursuant to this clause (4) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or listed on the NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or any other U.S. national securities exchange or association, then the conversion rate will instead be adjusted based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., Eastern Time, on the trading day immediately preceding the ex-dividend date for such distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such distribution
FMV0	=
the average of the closing prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock during the 10 consecutive trading day period commencing on, and including, the effective date of the spin-off

MP0	=	the average of the closing prices of our common stock during the 10 consecutive trading day period commencing on, and including, the effective date of the spin-off
Any adjustment made pursuant to this clause (4) shall become effective immediately prior to 9:00 a.m., Eastern Time, on the ex-dividend date for such distribution. In the event that such distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to the conversion rate is required under this clause (4), delivery of any additional shares of our common stock upon conversion of the Series 2011 Preferred Stock will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5)           dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than (i) dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a consolidation, merger, sale, transfer, lease, conveyance, reclassification or statutory exchange resulting in a change in the conversion consideration as described above under “— Business Combinations” or (ii) regular cash dividends to the extent that such dividends do not exceed $0.50 per share on a semi-annual basis or, if applicable, $0.25 per share on a quarterly basis (the “dividend threshold amount”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 — DIV

where,

CR0	=	the conversion rate in effect at 5:00 p.m., Eastern Time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution
CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution
SP0	=	the current market price of our common stock
DIV	=
the amount in cash per share of our common stock that we distribute to holders of our common stock, as determined pursuant to the following sentences. If any adjustment is required to be made as set forth in this clause (5) as a result of a distribution (i) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the dividend threshold amount or (ii) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution.  The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5).

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to 9:00 a.m., Eastern Time, on the ex-dividend date for such dividend or distribution.  In the event that such dividend or distribution described in this clause (5) is not so made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(6)           purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for all or any portion of our common stock, to the extent that the cash and the value of any other consideration included in the payment per share of the common stock exceeds the closing price per share of the common stock on the trading day next succeeding the last date, as it may be amended, on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
SP1 x OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., Eastern Time, on the expiration date
CR1	=	the conversion rate in effect immediately after 5:00 p.m., Eastern Time, on the expiration date
AC	=
the aggregate value of all cash and any other consideration (as determined by our board of directors), on the expiration date, paid or payable for shares of our common stock validly tendered or exchanged and not withdrawn as of the expiration date

OS1	=	the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”)
OS0	=	the number of shares of our common stock outstanding immediately before the expiration time
SP1	=	the average closing price per share of our common stock during the 10 consecutive trading day period commencing on the trading day immediately after the expiration date
Any adjustment made pursuant to this clause (6) shall become effective immediately prior to 9:00 a.m., Eastern Time, on the trading day immediately following the expiration date.  In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversation rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6).  If an adjustment to the conversion rate is required pursuant to this clause (6), delivery of any additional shares of our common stock upon conversion of the Series 2011 Preferred Stock will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

The term “ex-dividend date,” when used with respect to any such issuance, dividend or distribution, means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution.  The term “current market price” means the average closing price of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the “ex-dividend date” with respect to the issuance, dividend or distribution requiring such computation.  Notwithstanding the foregoing, whenever successive anti-dilution adjustments to the conversion rate are called for, such adjustments shall be made to the current market price as may be necessary or appropriate to effectuate the intent of the anti-dilution adjustments and to avoid unjust or inequitable results as determined by our board of directors.

If during a period applicable for calculating the closing price of our common stock, an event occurs that requires an adjustment to the conversion rate, the closing price shall be calculated for such period in a manner determined by us to appropriately reflect the impact of such event on the price of our common stock during such period.  Whenever any provision requires a calculation of an average of closing prices of our common stock over multiple days, appropriate adjustments shall be made to account for any adjustment to the conversion rate that becomes effective or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period during which the average is to be calculated.

To the extent that we have a rights plan in effect with respect to the common stock on any conversion date, upon conversion of any shares of the Series 2011 Preferred Stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the shares of our common stock, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all or substantially all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In cases where the fair market value of shares of capital stock, evidences of indebtedness, assets (including cash) or securities, including with respect to a spin-off, as to which clauses (4) and (5) above apply, applicable to one share of common stock, distributed to holders of common stock:

(1)           equals or exceeds the current market price of the common stock; or

(2)           the current market price of the common stock exceeds the fair market value of shares of capital stock, evidences of indebtedness, assets (including cash) or securities so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder shall be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of shares of capital stock, evidences of indebtedness, assets (including cash) or securities comprising the distribution that such holder would have received if such holder’s  Series 2011 Preferred Stock had been converted immediately prior to the record date for determining the holders of common stock entitled to receive the distribution.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.  No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as a result of holding the preferred stock, without having to convert the preferred stock, as if they held the full number of shares of our common stock into which a share of the preferred stock may then be converted.

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend.  In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock.  See the section of this prospectus supplement entitled, “Certain Material Federal Income Tax Considerations.”

We may from time to time, to the extent permitted by law and subject to the applicable rules of the NASDAQ Capital Market, increase the conversion rate of the preferred stock by a specified amount for a period of at least 20 business days. In that case, we will give at least 15 calendar days’ prior notice of such increase.  We may also make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of common stock (or rights to acquire common stock) or from any event treated as such for income tax purposes.

Certain continued listing standards of the NASDAQ Capital Market potentially limit the amount by which we may increase the conversion rate.  These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our outstanding common stock under certain circumstances.  Accordingly, we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards.  However, we covenant not to enter into any transaction, or take any other action, that will require an adjustment to the conversion rate that would exceed the number of shares of our common stock that would require stockholder approval under the continued listing standards of the Nasdaq Capital Market without having obtained prior stockholder approval.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to be sent to the conversion agent and to DTC and make this information available on our website.  We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Business Combinations.  In the event of any reclassification of our outstanding shares of common stock (other than a change in par value), or in the event of any consolidation, merger or share exchange of Summit

Financial with or into another entity or any merger or consolidation of another entity with or into Summit Financial, other than a consolidation, merger or share exchange in which Summit Financial is the resulting or surviving entity and which does not result in any reclassification of the outstanding common stock (other than a change in par value), or in the event of any sale, lease or other disposition to another entity of all or substantially all of our assets, other than to one or more of our subsidiaries (any of the foregoing considered a “business combination”) each share of the Series 2011 Preferred Stock then outstanding shall be convertible, at the option of the holder, or pursuant to and in accordance with our conversion option, into the kind and amount of securities (of Summit Financial or another issuer), cash and other property receivable upon such reclassification or business combination by a holder of the number of shares of common stock into which such shares of the Series 2011 Preferred Stock could have been converted immediately prior to such reclassification or business combination, after giving effect to any adjustment event.  These provisions apply to successive reclassifications or business combinations.  The right of a holder of Series 2011 Preferred Stock to convert the holder’s shares of Series 2011 Preferred Stock into common stock prior to the effective date of a reclassification or business combination shall not be affected by this provision. Holders of Series 2011 Preferred Stock shall have no right to vote with respect to such reclassification or business combination, except as specifically required by West Virginia law.  See “─Voting Rights” below.

We may enter into a business combination but in such event: the shares of the Series 2011 Preferred Stock (unless converted) will become shares of such survivor, successor, transferee or lessee, having in respect of such survivor, successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, that the shares of the Series 2011 Preferred Stock had immediately prior to such transaction; and we must deliver to the transfer agent an officer’s certificate and an opinion of counsel stating that such transaction complies with the certificate of designation.

Upon our consummation of a business combination, the successor resulting from such business combination will succeed to, and be substituted for, and may exercise every right and power of ours under the shares of the Series 2011 Preferred Stock, and thereafter, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series 2011 Preferred Stock.

Fractional Shares.  No fractional shares of our common stock will be issued to holders of the Series 2011 Preferred Stock upon conversion.  In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Series 2011 Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Series 2011 Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series 2011 Preferred Stock so surrendered.

Common Stock Rights.  Reference is made to the “Description of Outstanding Securities — Common Stock,” beginning on page 8 of the prospectus accompanying this prospectus supplement, for a description of the rights of holders of common stock to be delivered upon conversion of the Series 2011 Preferred Stock.

Liquidation Rights.  In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of Series 2011 Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $500 per share of Series 2011 Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for distribution to our shareholders, before any distribution of assets is made to the holders of our common stock or any other junior securities.  After payment of the full amount of such liquidating distributions, the holders of Series 2011 Preferred Stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.

In the event that our assets available for distribution to shareholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series 2011 Preferred Stock and the corresponding amounts payable on any parity securities, the holders of Series 2011 Preferred Stock and the holders of such other parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights.  The holders of the Series 2011 Preferred Stock do not have voting rights other than those described below, except as specifically required by West Virginia law.  In any matter in which the Series 2011 Preferred Stock may vote, each share of Series 2011 Preferred Stock will represent one vote.

So long as any shares of Series 2011 Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series 2011 Preferred Stock voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

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amend or alter the provisions of our articles of incorporation or the certificate of designations for the shares of Series 2011 Preferred Stock so as to create or increase the authorized amount of, any specific class or series of stock ranking senior to the Series 2011 Preferred Stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•
amend, alter or repeal the provisions of our articles of incorporation or the certificate of designations for the shares of Series 2011 Preferred Stock so as to change the rights, preferences, or limitations of the Series 2011 Preferred Stock; or

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consummate a share exchange or reclassification involving the shares of Series 2011 Preferred Stock or a merger or consolidation of us with another entity, unless in each case shares of Series 2011 Preferred Stock remain outstanding;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Series 2011 Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series 2011 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to change the rights, preferences and limitations of the Series 2011 Preferred Stock.

Miscellaneous.  We will at all times reserve and keep available out of the authorized and unissued shares of our common stock, solely for issuance upon the conversion of the Series 2011 Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Series 2011 Preferred Stock then outstanding.  Any shares of the Series 2011 Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar, Paying Agent and Conversion Agent.  Registrar and Transfer Company acts as initial transfer agent, registrar and paying agent for the payment of dividends for the Series 2011 Preferred Stock and the conversion agent for the conversion of the Series 2011 Preferred Stock.

We and the transfer agent, registrar, paying agent and conversion agent may treat the registered holder of the Series 2011 Preferred Stock as the absolute owner of the Series 2011 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

Replacement of Series 2011 Preferred Stock Certificates.  We will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent.  We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and us.

However, we are not required to issue any certificates representing the Series 2011 Preferred Stock on or after the applicable conversion date.  In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock pursuant to the terms of the Series 2011 Preferred Stock formerly evidenced by the certificate.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material United States federal income tax considerations of the rights offering and related issuance of Series 2011 Preferred Stock to holders of our common stock.  The following discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable U.S. Treasury Regulations promulgated and proposed thereunder, judicial authorities and current administrative rulings and practice now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax considerations.  This summary is only applicable to U.S. holders (as defined below) of our common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, as applicable, and will hold the subscription rights and any shares of Series 2011 Preferred Stock acquired upon the exercise of subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used herein, the term “U.S. holder” means a beneficial owner of our stock that is, for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code;

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of our stock who or which is neither a U.S. holder nor a partnership (or other entity or arrangement treated as a partnership for federal tax purposes).

This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation):

•	dealers and certain traders in securities or foreign currencies;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle;

•	persons deemed to sell subscription rights or common stock under the constructive sale provisions of the Code;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons liable for the alternative minimum tax;

•	shareholders that are partnerships (or other entities or arrangements treated as partnerships for United States federal income tax purposes) or other pass-through entities or owners thereof;

•	foreign taxpayers;

•	foreign governments or international organizations;

•	U.S. holders that have a principal place of business or “tax home” outside the United States;

•	certain expatriates or former long-term residents of the United States (including foreign corporations treated as domestic corporations under the Code); and

•	holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership (or a member of another entity or arrangement treated as a partnership for United States federal income tax purposes) will depend upon the status of the partner (or member) and the activities of the partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes).  Partnerships and their partners (and other entities and arrangements treated as partnerships for United States federal income tax purposes and their members) should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of shares of our 2011 Preferred Stock received on exercise of subscription rights.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the rights offering or the related issuance of shares of 2011 Preferred Stock.  The IRS could take positions concerning the tax consequences of the rights offering or the related issuance of shares of 2011 Preferred Stock that are different from  those described in this discussion and, if litigated, a court could sustain any such positions taken by the IRS.  In addition, the following summary does not deal with any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED TO BE LEGAL, OR TAX ADVICE.  THE U.S. FEDERAL INCOME TAX TREATMENT OF THE STOCK RIGHTS IS COMPLEX.  ACCORDINGLY, EACH U.S. HOLDER OF OUR COMMON STOCK SHOULD CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED PREFERRED STOCK ISSUANCE TO SUCH HOLDER, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL INCOME TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. HOLDERS

The following is a general summary of the material U.S. federal income tax consequences that will apply to a U.S. holder of our common stock.

Receipt of Subscription Rights

Generally, the distribution by a corporation to the holders of its common stock of rights to acquire its convertible preferred stock will be treated for U.S. federal income tax purposes as a distribution of the convertible preferred stock itself.  The distribution by a corporation of convertible preferred stock to holders of its common stock will not be taxable unless the distribution of such stock would result in a “disproportionate” distribution.  A distribution of convertible preferred stock will be treated as disproportionate when considering all relevant facts and circumstances such as the time within which the conversion right must be exercised, whether the dividend rate is consistent with market conditions, the marketability of the stock, redemption provisions, and the conversion price, the distribution is likely to result in some shareholders exercising their conversion rights and receiving common stock and others receiving money or other property.  According to applicable Treasury Regulations, a distribution of convertible preferred stock is unlikely to result in a disproportionate distribution under circumstances where (i) the conversion right may be exercised over a long period (e.g. 20 years) and (ii) the dividend rate is consistent with market conditions at the time the convertible preferred stock is distributed.  In contrast, Treasury Regulations provide that a distribution of convertible preferred stock is likely to result in a disproportionate distribution under circumstances where (a) the conversion right must be exercised within a relatively short period (e.g. four months) and (ii) taking into account additional factors such as the conversion price, dividend rate, redemption provisions and marketability of the convertible preferred stock it may be anticipated that some shareholders will exercise their conversion right and some will not.  Because the determination of whether a distribution of convertible preferred stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury Regulations provide only specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of preferred stock to U.S. holders of common stock would be considered to result in a “disproportionate distribution.”  However, we expect that the distribution is not taxable.

In the event the IRS successfully asserts that your receipt of subscription rights is currently taxable, the discussion under the heading “Alternative Treatment of Subscription Rights” describes the tax consequences to U.S. holders that will result from such a determination.  The remainder of the discussion under this heading “Tax Consequences Relating to Subscription Rights” assumes that the distribution of the subscription rights in the rights offering will not result in a taxable distribution.

 Stockholder Basis and Holding Period of the Subscription Rights

 In general, your basis in the subscription rights received in the offering will be zero.  However, if either: (i) the fair market value of the subscription rights on their date of distribution is 15% or more of the fair market value on such date of the common stock with respect to which they are received; or (ii) you properly elect on your U.S. federal income tax return for the taxable year in which you receive the subscription rights to allocate part of the basis of such common stock to the subscription rights, then a percentage of your basis in our common stock with respect to which the subscription rights are received will be allocated to the subscription rights.  Such percentage will equal the product of your basis in our common stock with respect to which the subscription rights are received and a fraction, the numerator of which is the fair market value of a subscription right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a subscription right, all as determined on the date the subscription rights are distributed.  We have not obtained, and do not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed.  In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period with respect to the subscription rights you receive will include your holding period for the common stock with respect to which the subscription rights were distributed.

Lapse of the Subscription Rights

If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights, and the tax basis of the common stock you own with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in this rights offering.

Exercise of the Subscription Rights; Tax Basis and Holding Period of Series 2011 Preferred Stock Acquired Upon Exercise

You will not recognize any gain or loss upon the exercise of your subscription rights received.  Your tax basis in the shares of Series 2011 Preferred Stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price you paid to exercise the subscription rights and your tax basis in such subscription rights, if any. The holding period for the shares of Series 2011 Preferred Stock acquired through exercise of the subscription rights will begin on the date you exercise your subscription rights.

Alternative Treatment of Subscription Rights

Receipt of Subscription Rights

If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate distribution”, you would be considered to have received a distribution with respect to your common stock in an amount equal to the fair market value of the subscription rights received by you on the date of the distribution.  This distribution generally would be taxed as dividend income to the extent of your ratable share of our current or accumulated earnings and profits.  Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of the distribution and the holding period for the subscription rights would begin upon receipt.  If your subscription rights lapse without being exercised, you will recognize a capital loss equal to your tax basis in such expired subscription rights.  The deductibility of capital losses is subject to limitations.

Tax Consequences Relating to an Investment in our Capital Stock

The following is a summary of the material United States federal income tax consequences that will apply to a U.S. holder of shares of our 2011 Preferred Stock.

Dividends

Distributions with respect to the Series 2011 Preferred Stock or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below.  To the extent that the amount of any distribution paid on the Series 2011 Preferred Stock or our common stock exceeds our current and accumulated earnings and profits attributable to that shares of Series 2011 Preferred Stock or our common stock, the distribution will be treated first as a return of capital and will be applied against and will reduce your adjusted tax basis (but not below zero) in that share of Series 2011 Preferred Stock or our common stock.  This reduction in basis will increase any gain, or reduce any loss realized by you on a subsequent sale, redemption or other disposition of the Series 2011 Preferred Stock or our common stock.  The amount of any such distribution in excess of your adjusted tax basis will be taxed as capital gain on the sale of the Series 2011 or our common stock, as more fully described below under “─Sale, Exchange or Other Disposition.”  For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Series 2011 Preferred Stock or our common stock will constitute dividends for U.S. federal income tax purposes.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code.  However, the Code disallows this dividends received deduction in its entirety if the Series 2011 Preferred Stock or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Series 2011 Preferred Stock or our common stock becomes ex-dividend with respect to such dividend.  (A 91-day minimum holding period applies to any dividends on the Series 2011 Preferred Stock that are attributable to period in excess of 366 days.)

Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2013, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.  The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense.  Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Series 2011 Preferred Stock or our common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Series 2011 Preferred Stock or our common stock become ex-dividend with respect to such dividend.     (A 91-day minimum holding period applies to any dividends on the Series 2011 Preferred Stock that are attributable to period in excess of 366 days.)

In general, for purposes of meeting the holding period requirements for both the dividends received deductions and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Series 2011 Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities, (b) are grantor of an option to buy the Series 2011 Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Series 2011 Preferred Stock or our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property.  The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is, including, without limitation, the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock.  In addition, the Code disallows the dividend received deduction as well as the reduced maximum tax rate on dividends if the recipient  of a dividend is obligated to make related payments with respect to positions in substantially similar or related property.  This disallowance applies even if the minimum holding period has been met.  U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduced the dividends received deduction allowed with respect to “debt-financed portfolio stock.”  The Code also imposes a 20% alternative minimum tax on corporations.  In some circumstances, the portion of dividends, subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax.  In addition, a corporate U.S. holder may be required to reduce its basis in stock with respect to certain “extraordinary dividends”, as provided under Section 1059 of the Code.  U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

In addition, any such dividend will be considered a “qualified dividend” provided that certain minimum holding period and characterization requirements are satisfied.  Qualified dividend income received in taxable years beginning before January 1, 2011 by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of taxation.

Distributions with respect to the Series 2011 Preferred Stock or our common stock in excess of our current or accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in the Series 2011 Preferred Stock or our common stock, that would be applied against and reduce (but not below zero) your tax basis in your Series 2011 Preferred Stock or common stock.  Any remaining excess would be treated as capital gain realized on the sale or exchange of your Series 2011 Preferred Stock or common stock,

Sale, Exchange or Other Disposition

Upon a sale, exchange or other disposition of the Series 2011 Preferred Stock or our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and your adjusted tax basis in the Series 2011 Preferred Stock or our common stock.  Your adjusted tax basis in the Series 2011 Preferred Stock or our common stock at the time of any such disposition generally should equal your initial tax basis in the Series 2011 Preferred Stock or our common stock at the time of purchase, reduced by the amount of any cash distributions treated as a return of capital as described above.  Such capital gain or loss generally will be long-term capital gain or loss if you have held the Series 2011 Preferred Stock or our common stock for more than one year at the time of disposition.  Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

Conversion of the Series 2011 Preferred Stock into Our Common Stock

The conversion of Series 2011 Preferred Stock into common stock generally will constitute a nontaxable recapitalization (within the meaning of Section 368(a)(l)(E) of the Code), and, therefore, you generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Series 2011 Preferred Stock.  The adjusted tax basis of our common stock that you receive on conversion will equal the adjusted tax basis of the Series 2011 Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which you held the Series 2011 Preferred Stock prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share.  Any cash received attributable to any declared and unpaid dividends on the Series 2011 Preferred Stock will be treated as described above under “─Dividends.”

Adjustment of the Conversion Rate

The conversion rate of the Series 2011 Preferred Stock is subject to adjustment under certain circumstances, as described above under “Description of Series 2011 Preferred Stock ─ Adjustments to the Conversion Price.”.  U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Series 2011 Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “─Dividends,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits.  However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Series 2011 Preferred Stock, generally will not be considered to result in a constructive dividend distribution.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS, with respect to distributions we make with respect to the Series 2011 Preferred Stock or our common stock and the proceeds received from the disposition of the Series 2011 Preferred Stock or our common stock.  You may be subject to backup withholding (currently at a rate of 28%) with respect to such distributions and proceeds unless you are an entity exempt from backup withholding, such as a corporation or a tax-exempt entity, and, when required, demonstrate this fact.  If you are not exempt, you will be subject to backup withholding unless you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, is your Social Security Number; you certify, under penalties of perjury, that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and you otherwise comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.

NON-U.S. HOLDERS

The following is a general summary of the material U.S. federal income tax consequences that will apply to a non-U.S. holder of our common stock.

Receipt of Subscription Rights

The United States federal income tax consequences to a non-U.S. holder of our common stock of the receipt and exercise of subscription rights under the rights offering generally should be the same as described above under “U.S. HOLDER - Receipt of Subscription Rights.”  That is, because the determination of whether a distribution of convertible preferred stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury Regulations provide only specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of preferred stock to non-U.S. holders of common stock would be considered to result in a “disproportionate distribution.”  However, we expect that the distribution is not taxable.

Alternative Treatment of Subscription Rights

If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate distribution”, you would be considered to have received a distribution with respect to your common stock in an amount equal to the fair market value of the subscription rights received by you on the date of the distribution.  This distribution generally would be taxed as dividend income to the extent of your ratable share of our current or accumulated earnings and profits.  Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of the distribution and the holding period for the subscription rights would begin upon receipt.  If your subscription rights lapse without being exercised, you will recognize a capital loss equal to your tax basis in such expired subscription rights.  The deductibility of capital losses is subject to limitations.

Dividends

Dividends (including any constructive distributions taxable as dividends) paid to a non-U.S. holder of the Series 2011 Preferred Stock or our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  However, dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied.  Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S.

holder were a United States person as defined under the Code.  Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series 2011 Preferred Stock or our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Series 2011 Preferred Stock or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of the Series 2011 Preferred Stock or our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Other Disposition. Any gain realized on the disposition of the Series 2011 Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional share of our common stock) generally will not be subject to U.S. federal income tax unless:

• the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition (or deemed to have been present in the United States for 183 days or more in such taxable year based on a weighted factor of the number of days present in the United States over the past three years), and certain other conditions are met; or

• we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes so withholding rules related to such corporations will not be applicable.

Conversion into Common Stock. Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series 2011 Preferred Stock, except with respect to any cash received in lieu of a fractional share of our common stock that is taxable as described above under “—Non-U.S. Holders—Sale or Other Disposition.”

Adjustment of Conversion Rate. As described above under “—U.S. Holders—Adjustment of Conversion Rate”, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Non-U.S. Holders—Dividends.”

Federal Estate Tax

The Series 2011 Preferred Stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Series 2011 Preferred Stock or our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

LEGAL MATTERS

Certain legal matters with respect to the securities being offered by this prospectus will be passed upon for us by Hunton & Williams, LLP and/or by Bowles Rice McDavid Graff & Love LLP, counsel to Summit Financial Group, Inc.

EXPERTS

The consolidated financial statements of Summit Financial Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of Arnett & Foster, P.L.L.C., an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We also file these documents with the SEC electronically.  You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov and our website found at www.summitfgi.com (the other information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement).

We have filed with the SEC a registration statement on Form S-3 (File No. 333-166662), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act of 1933, as amended, or the Securities Act.  This prospectus supplement and the accompanying prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement.  For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement.  Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.  Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. The registration statement is also available to you on the SEC’s web site, http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is an important part of this prospectus supplement.  The incorporated documents contain significant information about us, our business and our finances.  Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information.  We incorporate by reference the following documents we filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 3, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on February 3, 2011, May 2, 2011 and May 24, 2011;

•	The description of the common stock set forth in our Registration Statement on Form 8-A, filed March 1, 1988, and any amendment or report filed for the purpose of updating such description; and

•
All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering of the underlying securities.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this prospectus supplement or the related prospectus.  We will provide this information upon written or oral request at no cost to the requester.  You may request this information by contacting our corporate headquarters at the following address and telephone number:

Ms. Teresa D. Ely
Director of Shareholder Relations
Summit Financial Group, Inc.
P.O. Box 179
300 North Main Street
Moorefield, West Virginia  26836
Phone:  (304) 530-0526
Email:  tely@summitfgi.com

APPENDIX A

OPINION OF FINANCIAL ADVISOR

[THE BANK ADVISORY GROUP, L.L.C. LOGO]

July 26, 2011

Mr. Oscar M. Bean
Chairman of the Board of Directors
Summit Financial Group, Inc.
Moorefield, West Virginia

Dear Mr. Bean:

You have requested that The Bank Advisory Group, L.L.C. serve as an independent financial analyst and advisor on behalf of the Board of Directors (the “Board”) of Summit Financial Group, Inc., Moorefield, West Virginia (the “Company”). Specifically, we have been asked to render advice and analysis to the Board in connection with the proposed issuance (the “Series 2011 Preferred Stock Issuance”) of up to $6 million of 8% non-cumulative convertible preferred stock securities (“Series 2011 Preferred Stock”). The issuance of the Series 2011 Preferred Stock would occur on or shortly after September 15, 2011, unless extended. Dividends on the Series 2011 Preferred Stock will be payable quarterly in arrears, when, as, and if authorized and declared by the Board on a non-cumulative basis at an annual rate equal to 8%. Each share of the Series 2011 Preferred Stock may be converted on any dividend payment date (i.e., the 1st day of March, June, September, or December), at the option of the holder, into a number of shares of the Company’s common stock determined by dividing $500 by the greater of (i) $4.00, or (ii) the consolidated closing bid price of the Company’s common stock as quoted on the NASDAQ Capital Market immediately preceding the closing of the offering, plus cash in lieu of fractional shares and subject to certain anti-dilution adjustments. In our role as an independent financial analyst, you have requested our opinion with regard to the financial fairness – from the perspective of all of the shareholders of the Company – of the terms of the Series 2011 Preferred Stock Issuance.

In addition to the terms of the Series 2011 Preferred Stock described above, our understanding is that the Company proposes to issue such preferred stock pursuant to the following financial terms:

❖	There will be no sinking fund with respect to dividends on the Series 2011 Preferred Stock.

❖	The holders of the Series 2011 Preferred Stock will have no preemptive rights and no voting rights except as required by law or by the Company’s Articles of Incorporation.

❖	The Series 2011 Preferred Stock will rank senior to the Company’s common stock and pari passu with the Company’s Series 2009 Preferred Stock.

❖	The Series 2011 Preferred Stock will not be redeemable either at the option of the Company or at the option of the holders.

❖
On any dividend payment date occurring on or after June 1, 2014, the Company may, at its option, cause some or all of the Series 2011 Preferred Stock to be converted into shares of its common stock. However, the Company can mandatorily convert the Series 2011 Preferred Stock into its

THE BANK ADVISORY GROUP, L.L.C.

Mr. Oscar M. Bean
Chairman of the Board of Directors
Summit Financial Group, Inc.
July 26, 2011

common stock, at the then applicable conversion price per share, only if for 20 trading days within any period of 30 consecutive trading days immediately preceding the date that the Company gives notice of mandatory conversion, the closing price of the Company’s common stock exceeds 135% of the greater of (i) $4.00, or (ii) the consolidated closing bid price of the Company’s common stock as quoted of the NASDAQ Capital Market immediately preceding the closing of the offering.

❖
On June 1, 2021, all of the Series 2011 Preferred Stock still issued and outstanding shall be automatically and mandatorily converted into shares of the Company’s common stock at the then applicable conversion price per share. However, the conversion of the Series 2011 Preferred Stock into the Company’s common stock on June 1, 2021, shall not be conditioned on the price of the Company’s common stock at any point in time, or on any other event or occurrence.

The Bank Advisory Group, L.L.C., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group had previously provided financial advisory services to Summit Financial Group, Inc. and its subsidiary, Summit Community Bank, Moorefield, West Virginia (the “Bank”); however, the revenues derived from the delivery of such services are insignificant when compared to The Bank Advisory Group’s total gross revenues.

In connection with this opinion and with respect to both the Company and Bank, we have reviewed, among other things:

1.	Audited financial statements for the Company, for the years ended December 31, 2010, 2009, and 2008;

2.
Consolidated financial statements for the Company presented on form F.R. Y9C, for the years ended December 31, 2006 – 2010, and for the three-month period ended March 31, 2011, as filed with the Federal Reserve System;

3.
Parent company only financial statements for the Company presented on form F.R.Y-9LP for the years ended December 31, 2006 – 2010, and for the three-month period ended March 31, 2011, as filed with the Federal Reserve System;

4.	Internal consolidated financial statements for the Company for the six-month period ended June 30, 2011;

5.	Reports of Condition and Income for Bank, for the years ended December 31, 2006 – 2010, and for the three-month period ended March 31, 2011, as filed with the Federal Deposit Insurance Corporation;

6.	The condition of the commercial banking industry, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks;

7.	Certain internal financial analyses and forecasts for the Company and/or Bank prepared by the management of the Company and Bank, including projections of future performance;

8.
For the Company and Bank, certain other summary materials and analyses with respect to their respective loan portfolios, securities portfolios, deposit bases, fixed assets, and operations including, but not limited to:  (i) a budgeted balance sheet and income statement for 2011; (ii) schedules of loans and other assets identified by management as deserving special attention

THE BANK ADVISORY GROUP, L.L.C.

Mr. Oscar M. Bean
Chairman of the Board of Directors
Summit Financial Group, Inc.
July 26, 2011

or monitoring given the characteristics of the loan/asset and the local economies, (iii) analyses concerning the adequacy of the allowance for loan losses, (iv) schedules of “other real estate owned,” including current carrying values and recent appraisal values, and (v) schedules of securities, detailing book values, market values, and lengths to maturity, including anticipated “Other Than Temporary Impairment” losses estimated for 2011; and,

9.	Such other information – including financial studies, analyses, investigations, and economic and market criteria – that we deem relevant to this assignment.

In connection with this opinion and with respect to the Series 2011 Preferred Stock Issuance, we further have reviewed, among other things, a draft of the Private Placement Memorandum to be provided to potential investors in the Series 2011 Preferred Stock detailing the issuance terms approved by the Company’s Board of Directors.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion – not a certification of value.

We have relied upon the information provided by the management of the Company, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of the Company or Bank. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of the Company and Bank, since the date of the last financial statements made available to us. We have discussed the relevant information that has been provided to us with the management of the Company.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the proposed terms of the Series 2011 Preferred Stock Issuance are fair, from a financial standpoint, to all of the shareholders of the Company. This opinion is available for disclosure to the shareholders of the Company.

 Respectfully submitted,

                          THE BANK ADVISORY GROUP, L.L.C.

          By:       /s/Robert L. Walters